Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

MISONIX, LLC,

SOLSYS MEDICAL, LLC

and

BIOVENTUS LLC

collectively,

as the Sellers

and

LIFENET HEALTH

as the Buyer

Dated as of May 10, 2023

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4.20	Affiliate Contracts	39
4.21	Brokers and Finders	39
4.22	Exclusivity of Representations	39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		40

5.1	Organization, Standing and Power	40
5.2	Authority; Execution and Delivery; Enforceability	40
5.3	No Conflicts; Consents	40
5.4	Litigation	41
5.5	Sufficiency of Funds; Solvency	41
5.6	Brokers and Finders	41
5.7	Non-Reliance	41
5.8	Exclusivity of Representations	42

ARTICLE VI COVENANTS		42

6.1	Conduct of Business Prior to the Closing	42
6.2	Forbearances of the Buyer	42
6.3	Access to Information	42
6.4	Further Action; Efforts	43
6.5	Publicity	45
6.6	Confidentiality	45
6.7	Non-Competition; Non-Solicitation	46
6.8	Employees and Employee Benefits	48
6.9	Mutual Books and Records	50
6.10	Tax Matters	50
6.11	Change of Name; Phase Out; Inventory Sell-Off	51
6.12	Limitation on Assignment of Acquired Assets; Third Party Consents	53
6.13	Dividable Contracts	54
6.14	Wrong Pockets; Refunds and Remittances	55
6.15	Transfer of Inventory	56
6.16	Bulk Sales Laws	56
6.17	No Financing Condition	56
6.18	Further Assurances	56
6.19	Contracts	56

ARTICLE VII CONDITIONS TO CLOSING		56

7.1	Conditions to the Obligations of Each Party	56
7.2	Conditions to Obligations of the Buyer	57
7.3	Conditions to Obligations of the Sellers	57
7.4	Frustration of Closing Conditions	58

ARTICLE VIII SURVIVAL; INDEMNIFICATION		58

8.1	Survival	58
8.2	Indemnification by the Sellers	58
8.3	Indemnification by the Buyer	59

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8.4	Limitation on Indemnification Obligations	59
8.5	Indemnification Claim Process for Third Party Claims	60
8.6	Indemnification Claim Process for Non-Third Party Claims	62
8.7	Exclusive Remedy	62
8.8	Payments	63
8.9	Materiality	63

ARTICLE IX TERMINATION		63

9.1	Termination of Agreement	63
9.2	Effect of Termination	64

ARTICLE X MISCELLANEOUS		64

10.1	Assignment; Binding Effect	64
10.2	Governing Law	64
10.3	Consent to Jurisdiction	64
10.4	WAIVER OF JURY TRIAL	64
10.5	Notices	65
10.6	Headings	66
10.7	Fees and Expenses	66
10.8	Entire Agreement	66
10.9	Exhibits and Schedules	66
10.10	Waiver and Amendment	67
10.11	Counterparts	67
10.12	Third Party Beneficiaries	67
10.13	Specific Performance	67
10.14	Severability	67

ANNEXES

ANNEX I	Balance Sheet Rules and Working Capital Illustrative Example

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of IP Assignment Agreement
Exhibit C	Form of Termination Agreement
Exhibit D	Form of Sales Agent Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Offer Letter

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of May 10, 2023 (this “Agreement”), by and among LifeNet Health, a Virginia non-stock corporation (the “Buyer”), Misonix, LLC, a Delaware limited liability company (“Misonix”), Solsys Medical, LLC, a Delaware limited liability company (“Solsys”), and Bioventus LLC, a Delaware limited liability company (“Bioventus”, and together with Misonix and Solsys, collectively, the “Sellers,” and each a “Seller”).

RECITALS

WHEREAS, Misonix and Solsys, subsidiaries of Bioventus, are engaged in the business of developing, marketing and distributing (i) a human skin allograft wound product under the brand name TheraSkin® (the “TheraSkin Product”) and (ii) a porcine collagen bilayer wound matrix product under the brand name TheraGenesis® (the “TheraGenesis Product”) (collectively, the “Business”); and

WHEREAS, upon the terms and subject to the conditions hereof (i) the Sellers will transfer, assign and deliver the Acquired Assets (as defined below) to the Buyer, (ii) the Buyer will assume the Assumed Liabilities (as defined below) and (iii) the Buyer will pay the Final Closing Purchase Price and the Post-Closing Payments (each, as defined below), in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:

“2024 Earnout Amount” has the meaning set forth in Section 2.9(h)(i).

“2024 Earnout Report” has the meaning set forth in Section 2.9(b).

“2024 Net Revenue” has the meaning set forth in Section 2.9(h)(ii).

“2025 Earnout Amount” has the meaning set forth in Section 2.9(h)(iii).

“2025 Earnout Report” has the meaning set forth in Section 2.9(b).

“2025 Net Revenue” has the meaning set forth in Section 2.9(h)(iv).

“2026 Earnout Amount” has the meaning set forth in Section 2.9(h)(v).

“2026 Earnout Report” has the meaning set forth in Section 2.9(b).

“2026 Net Revenue” has the meaning set forth in Section 2.9(h)(vi).

“Accounting Firm” means RSM US LLP or such other nationally recognized accounting firm mutually agreed to by the Buyer and the Sellers in writing.

“Acquired Assets” has the meaning set forth in Section 2.2.

“Action” means any action, cause of action, claim, complaint, charge, suit, examination, demand, inquiry, investigation, audit, indictment, litigation, hearing, mediation, arbitration or other proceeding, whether civil, criminal, administrative, judicial or investigative, formal or informal, whether at Law or in equity and whether private or public, including by or before any Governmental Entity.

“Additional Transferred Asset” has the meaning set forth in Section 6.14(a).

“Adjustment Deficit Amount” has the meaning set forth in Section 2.6(d)(ii) .

“Adjustment Surplus Amount” has the meaning set forth in Section 2.6(d)(i).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Purchase Price” has the meaning set forth in Section 2.1(a).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.7(a).

“Annual Financial Statements” has the meaning set forth in Section 4.4(a).

“Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement, by and among the Buyer and the Sellers, in the form attached hereto as Exhibit A.

“Assumed Accounts Payable” has the meaning set forth in Section 2.4(b).

“Assumed IP Licenses” has the meaning set forth in Section 2.2(f).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Assumed Owned Intellectual Property” has the meaning set forth in Section 2.2(g).

“Balance Sheet Rules” means the Balance Sheet Rules set forth on Annex I.

“Base Amount” means $35,000,000.00.

“Basket” has the meaning set forth in Section 8.4(a).

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bifurcated Sales Agreement” has the meaning set forth in Section 6.13(a).

“Bioventus” has the meaning set forth in the Preamble.

“Bundled Sales” has the meaning set forth in Section 2.9(h)(vii).

“Business” has the meaning set forth in the Recitals.

“Business Confidential Information” means and all information of a proprietary or confidential nature relating to the Business, excluding any information that (a) as of the Closing Date, is in the public domain; (b) after the Closing Date, enters the public domain through no wrongful action or inaction on the part of the Sellers or any of their respective Affiliates or representatives; or (c) is communicated to any of the Sellers by a third party, which to the Knowledge of the Sellers, is not under a duty of secrecy or confidentiality to any Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Calculation Time” means 11:59 p.m. Eastern Time on the day prior to the Closing Date.

“Charter Documents” means, with respect to any corporation or other legal entity, those instruments that, among other things, (a) define its existence, as filed or recorded with the applicable Governmental Entity, including, such corporation’s or other legal entity’s articles or certificate of incorporation, organization or association, and (b) otherwise govern its internal affairs, including, such corporation’s or legal entity’s bylaws or operating agreement.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” means the Working Capital, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Working Capital Excess” means the amount by which the Closing Working Capital exceeds the Estimated Working Capital.

“Closing Working Capital Shortfall” means the amount by which the Estimated Working Capital exceeds the Closing Working Capital.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Activities” has the meaning set forth in Section 6.7(a)(i).

“Competing Product” means human skin allografts and porcine collagen matrixes with aspirations that share the same or substantially similar intended uses with, and compete with, the products of the Business.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of July 18, 2022, between the Buyer and Bioventus.

“Consent Cap Amount” has the meaning set forth in Section 6.12(b).

“Contract” means any legally binding written or oral contract, agreement, instrument, lease, license, obligation, understanding, commitment, arrangement or other agreement, including all amendments thereto.

“COVID-19” means the coronavirus disease (COVID-19) or any evolution thereof.

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of December 6, 2019 by and among Bioventus, certain subsidiaires of Bioventus thereto, the lenders thereto, Wells Fargo Bank, National Association and the other parties thereo, as amended, modified or supplemented from time to time.

“Current Assets” means the current assets comprising the Acquired Assets as set forth on Annex I.

“Current Liabilities” means the current liabilities comprising the Assumed Liabilities as set forth on Annex I.

“Direct Claim Notice” has the meaning set forth in Section 8.6.

“Disclosure Schedules” means the Schedules delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Earnout Amounts” has the meaning set forth in Section 2.9(h)(viii).

“Earnout Period” has the meaning set forth in Section 2.9(h)(ix).

“Earnout Reports” has the meaning set forth in Section 2.9(b).

“Earnout Statement of Objections” has the meaning set forth in Section 2.9(c).

“Electronic Data Room” means the electronic data room established by the Sellers for Project Warwick in connection with the transactions contemplated hereby hosted by Donnelley Financial Solutions Venue.

“Employee” means those Persons, as set forth on Schedule 1.1(a), employed by Bioventus as of the date hereof.

“Encumbrance” means all liens, encumbrances, charges, mortgages, pledges, or other security interests.

“Equitable Exceptions” has the meaning set forth in Section 4.2.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“Estimated Purchase Price” shall be an amount equal to (a) the Base Amount, plus or minus (b) the Estimated Working Capital Excess or the Estimated Working Capital Shortfall, as applicable, minus (c) the Retention Bonus Amount, minus (d) the Non-Accepting Employee Reduction Amount.

“Estimated Working Capital” means the Sellers’ good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.

“Estimated Working Capital Excess” means the amount by which the Estimated Working Capital exceeds the Working Capital Target.

“Estimated Working Capital Shortfall” means the amount by which the Working Capital Target exceeds the Estimated Working Capital.

“Excess Recovery” has the meaning set forth in Section 8.4(f).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Food, Drug and Cosmetics Act, as amended.

“Final Closing Purchase Price” has the meaning set forth in Section 2.1(a).

“Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.6(c).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fraud” means intentional fraud as determined in accordance with the Laws of the State of Delaware.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authority; Execution and Delivery; Enforceability), Section 4.3(a)(i) (No Conflicts; Consents), Section 4.6 (Title to Assets), Section 4.8 (Taxes), Section 4.21 (Brokers and Finders), Section 5.1 (Organization, Standing and Power), Section 5.2 (Authority; Execution and Delivery; Enforceability) and Section 5.3(a)(i) (No Conflicts; Consents).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time and consistently applied.

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether multinational, national, foreign, domestic, territorial, federal, state, municipal or local, governmental entity, quasi-governmental entity, self-regulatory organization (including any securities exchange) or any judicial or public or private arbitrational body or tribunal, court, commission, board, bureau, agency or instrumentality or any regulatory, administrative or other department, political or other subdivision or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Healthcare Laws” means all applicable Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, including HIPAA, the Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn), the criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the Health Care Fraud Law (18 U.S.C. § 1347), the Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the FDCA (21 U.S.C. §§ 301 et seq.) and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“Indebtedness” means, without duplication, any obligations of the Sellers for or in respect of: (a) indebtedness for borrowed money, (b) any earnout payments or similar amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) payment obligations due and owing under any interest rate, currency or other hedging agreement, (e) obligations under any performance bond or letter of credit, but only any contingent obligations, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above, and (g) for clauses (a) through (f) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness. For the avoidance of doubt, Indebtedness shall not include (i) Assumed Accounts Payable, (ii) any Indebtedness included in the calculation of Current Liabilities in the determination of Closing Working Capital or (iii) any Indebtedness incurred by the Buyer and its Affiliates.

“Indemnified Party” has the meaning set forth in Section 8.4(d).

“Indemnifying Party” has the meaning set forth in Section 8.4(e).

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means any and all of the following rights in any jurisdiction throughout the world: (a) trademarks, service marks, brands, logos, trade dress, trade names and other similar sources or origin, together with the goodwill connected with the use of and symbolized by the foregoing, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of, any of the foregoing (“Copyrights”); (c) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, technical information, databases, data compilations and collections, tools, methods, processes, techniques and other confidential and proprietary information and all rights therein (“Trade Secrets”); (d) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations in part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (“Patents”); (e) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof (“Software”); and (f) internet domain names and social media account or user names and handles, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights.

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“Interim Financials Date” has the meaning set forth in Section 4.4(a).

“Inventory” means all inventory of the Business, including any consigned inventory of the Business, and all raw materials, works-in-process and finished goods related thereto.

“IP Assignment Agreement” means that certain IP Assignment Agreement, by and among the Buyer and the Sellers, in the form attached hereto as Exhibit B.

“IP Inbound Licenses” means all Assumed IP Licenses under which any Seller is a licensee or otherwise granted a right or interest relating to the Intellectual Property or any related rights that any third party owns.

“IP Licenses” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreement, covenants not to sue, waivers, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which any Seller is a party, beneficiary or otherwise bound.

“IT Systems” means the information and communications technologies owned, leased, licensed or used (including through cloud-based or other third party service providers) in the conduct of the Business, including hardware, Software, networks, servers, platforms and other information technology networks and systems.

“Knowledge of the Sellers” (or similar phrases) means the actual knowledge of the Persons set forth on Schedule 1.1(b) after reasonable inquiry.

“Law” means any federal, national, territorial, state, municipal or local, foreign, multi-national or domestic statute, act, law (including common law), treaty, ordinance, rule, regulation, order, writ, injunction, directive, judgment, award, code, Governmental Order, approval, Permit, decree, ruling or other legally-binding requirement, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or binding interpretation or administration of, any of the foregoing issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of a Governmental Entity.

“Liability” or “Liabilities” means any liability, Indebtedness, obligation or commitment of any nature whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, mature or unmature or otherwise.

“Lookback Date” means October 29, 2021.

“Losses” means any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’, accountants’ and other professionals’ fees), suits, Actions and assessments.

“Manufacturer” means the third party that manufactures the TheraGenesis Product for the Sellers.

“Master Product Sales Agreements” has the meaning set forth in Section 6.13(a).

“Material Adverse Effect” means any Occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, Liabilities, results of operations or condition (financial or otherwise) of the Business or the Acquired Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on the Business or the Acquired Assets, results of operations, financial condition or assets arising out of or attributable to (a) conditions or effects that generally affect the industries in which the Business is operated (including legal and regulatory changes), (b) general economic conditions affecting any jurisdiction in which the Business is operated or the Acquired Assets are located or the global economy generally, including changes in interest or exchange rates, (c) effects resulting from changes in equity or debt market conditions in any jurisdiction in which the Business is operated or the Acquired Assets are located or the global economy generally, (d) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, disease, pandemics, COVID-19, epidemics, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other country in which the Business is operated or the Acquired Assets are located, (e) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (f) effects arising from changes or proposed changes in Laws, rules, regulations or accounting principles, (g) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Buyer or any of its Affiliates, including the loss of any customers, suppliers or employees as a result of such announcement, (h) effects resulting from compliance with the terms and conditions of this Agreement by the Sellers or consented to in writing by the Buyer, (i) the seasonality of the Business or the failure to meet any projections or forecasts, or (j) any act or omission of the Buyer; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Customers” has the meaning set forth in Section 4.17.

“Material Suppliers” has the meaning set forth in Section 4.17.

“Milestone Products” has the meaning set forth in Section 2.9(h)(xi).

“Misonix” has the meaning set forth in the Preamble.

“Net Revenue” has the meaning set forth in Section 2.9(h)(x).

“neXus Console” means the integrated ultrasonic surgical platform developed, marketed and distributed by Bioventus under the brand name neXus®.

“Non-Accepting Employee” has the meaning set forth in Section 2.10.

“Non-Accepting Employee Reduction Amount” has the meaning set forth in Section 2.10.

“Non-Accepting Sales Employee” means a Non-Accepting Employee that is in a sales role as indicated on Schedule 2.10.

“Non-Accepting Support Employee” means a Non-Accepting Employee that is in a support or a non-sales role as indicated on Schedule 2.10.

“Non-Assignable Assets” has the meaning set forth in Section 6.12(a).

“Notice of Disagreement” has the meaning set forth in Section 2.6(c).

“Occurrence” means any individual or set of existences, events, developments, omissions, situations, occurrences, circumstances, facts or takings.

“Offer Letter” has the meaning set forth in Section 6.8(a).

“Outstanding DC Loan Balance” has the meaning set forth in Section 6.8(f).

“Overhead and Support Services” means any overhead and support services provided prior to Closing between or among the Business and the Sellers or any of their Affiliates, including (although there may be other overhead services from time to time) services for or related to accounts payable processing, cost accounting, accounting support, purchasing, shipping and supply procurement, factory management services, quality control, information technology services, treasury services, real estate services, purchasing and supply management services, software services, contract management services, financial accounting services, information technology infrastructure and security, enterprise resource planning, computer leasing and servicing, banking arrangements and services, procurement and sourcing support, quality assurance, insurance services, legal services, tax services, business practices, manufacturing operations advisory services, financial accounting services, payroll, and employee benefits.

“Owned Intellectual Property” means all Intellectual Property that is owned by any of the Sellers and used or held for use in the conduct of the Business as currently conducted.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Entities.

“Permitted Encumbrances” means, (a) Encumbrances for Taxes, assessments and other government charges not yet due and payable, or which are being contested in good faith by appropriate Action and for which appropriate reserves have been established, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like encumbrances arising or incurred in the ordinary course of business related to amounts not yet due and payable, (d) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property, (e) Encumbrances created by the acts of the Buyer or the Buyer’s Affiliates, (f) payments not yet due and payable and other obligations in relation to any IP Licenses or other restrictions on use of Trademarks and (g) Encumbrances to be released in connection with the Closing set forth on Schedule 1.1(c).

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a joint venture, a trust or any other entity or organization (whether or not regarded as a legal entity under applicable Law), including a Governmental Entity.

“Post-Closing Dividable Contract” has the meaning set forth in Section 6.13(c).

“Post-Closing Payments” means the Earnout Amounts, to the extent earned and payable, and the Closing Deferred Payment.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Post-Closing Statement” has the meaning set forth in Section 2.6(b).

“Pre-Closing Period” means any taxable period ending on or before the Closing.

“Pre-Closing Statement” has the meaning set forth in Section 2.6(a).

“Promotion” means those activities undertaken by any Person for or on behalf of the Sellers to implement marketing or other plans or strategies aimed at promoting the Business and increasing the use and sale of the products of the Business.

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(c).

“Related to the Business” means primarily used or held for use by the Sellers in the operation of, or otherwise primarily relating to, the Business as presently conducted.

“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling Persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

“Resolution Period” has the meaning set forth in Section 2.6c).

“Retention Bonus Amount” means $500,000.

“Review Period” has the meaning set forth in Section 2.6(c).

“Sales Agent Agreement” has the meaning set forth in Section 3.2(f).

“Sell-Off Period” has the meaning set forth in Section 6.11(b)(i).

“Sell-Off Products” has the meaning set forth in Section 6.11(b)(i).

“Sell-Off Trademarks” has the meaning set forth in Section 6.11(b)(i).

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Specified Employees” has the meaning set forth in Section 2.10.

“Solsys” has the meaning set forth in the Preamble.

“SonicOne Products” means the ultrasonic wound debridement tool and components set forth on Schedule 1.1(d) manufactured and marketed by the Sellers under the brand name SonicOne®.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” means (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees, unclaimed property, escheat, or other similar assessments or charges of any kind whatsoever imposed by any federal, state, local, or foreign or other Taxing Authority, and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and in each case under clause (a) or (b), (x) whether computed on a separate or consolidated, unitary or combined basis or in any other manner and (y) whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, report, information return, statement, declaration, or other similar document required to be filed with any Taxing Authority with respect to, including any schedules or attachments thereto, any Tax.

“Taxing Authority” means any Governmental Entity responsible for the administration of any Tax.

“Termination Agreement” means the agreement in the form of Exhibit C to be executed and delivered at Closing to effect the termination of the TheraSkin Distribution and Supply Agreement.

“TheraGenesis Agreement” means the Supply and Distribution Agreement by and between the Manufacturer and Misonix, pursuant to which the Manufacturer manufactures the TheraGenesis Product for Misonix.

“TheraGenesis Product” has the meaning set forth in the recitals.

“TheraSkin Distribution and Supply Agreement” means the Second Amended and Restated Distribution and Supply Agreement, dated October 13, 2017, by and between Skin and Wound Allograft Institute LLC and Soluble Systems, LLC, as amended, modified or supplemented from time to time.

“TheraSkin Product” has the meaning set forth in the recitals.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.5(a).

“Third Party Consents” has the meaning set forth in Section 6.12(b).

“Threshold Shortfall” means the number of Non-Accpeting Employees below the eighty percent (80%) threshold.

“Total Tax Consideration” has the meaning set forth in Section 2.7(a).

“Transaction Agreements” means this Agreement, the Assignment and Assumption Agreement, the Sales Agent Agreement, the Transition Services Agreement, the IP Assignment Agreement and the Termination Agreement.

“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, excise, registration, documentary, recording or other similar duties or Taxes imposed by any Taxing Authority in connection with the transactions contemplated hereby.

“Transferred Contracts” has the meaning set forth in Section 2.2(d).

“Transferred Employees” has the meaning set forth in Section 6.8.

“Transferred Records” has the meaning set forth in Section 2.2(b).

“Transition Services Agreement” has the meaning set forth in Section 3.2(g).

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“Trice Medical” means Trice Medical, Inc., a Delaware corporation.

“Vaporox” means Vaporox, Inc., a Delaware corporation.

“Working Capital” means, at any date, the Current Assets minus the Current Liabilities. A sample calculation of the Working Capital, which is prepared on a basis consistent with the Balance Sheet Rules, is set forth on Annex I.

“Working Capital Target” means $3,900,000.

1.2    Interpretative Provisions.

(a)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, or Exhibit of or to this Agreement unless otherwise indicated.

(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d)    Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e)    Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f)    References in this Agreement to “dollars” or “$” are to U.S. dollars.

(g)    The word “or” shall not be exclusive.

(h)    References to “written” or “in writing” include in electronic form.

(i)    Provisions shall apply, when appropriate, to successive events and transactions.

(j)    A reference to any Person includes such Person’s successors and permitted assigns.

(k)    Any reference to “days” means calendar days unless Business Days are expressly specified.

(l)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(m)    The phrase “ordinary course of business” means the ordinary course of business, operations and activities of a Person consistent with past practice (including with respect to quantity and frequency, as applicable).

(n)    References in this Agreement to any materials being “made available” to Buyer or similar phrases shall mean being posted to the Electronic Data Room as of 10:00 p.m. Eastern Time on May 9, 2023.

(o)    This Agreement and the other Transaction Agreements were prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale of Assets; Assumption of Liabilities.

(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery from the Sellers of, all rights, title and interests in the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. On the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable to the Sellers on the Closing Date for the purchase and sale of the Acquired Assets will be an amount in cash equal to the Estimated Purchase Price payable upon the consummation of the transactions contemplated herein, subject to adjustment pursuant to the terms hereof (the Estimated Purchase Price as finally adjusted in accordance with the terms of this Agreement, the “Final Closing Purchase Price”). After the Closing, the Sellers shall be entitled to receive (x) the Closing Deferred Payment in accordance with and subject to the terms of Section 2.8 and (y) the Earnout Amounts, if any, to which the Sellers may be entitled pursuant to Section 2.9 (the Closing Deferred Payment, together with any Earnout Amounts and the Final Closing Purchase Price, the “Aggregate Purchase Price”).

(b)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and thereafter pay, perform or discharge when due or required to be performed only the Assumed Liabilities and no other liabilities of any kind including the Excluded Liabilities. Notwithstanding anything to the contrary provided in this Agreement, the Sellers expressly acknowledge and agree that the Buyer shall not assume or succeed to, and the Sellers shall remain solely liable and responsible for, the Excluded Liabilities.

2.2    Acquired Assets. For purposes of this Agreement, “Acquired Assets” means all of the Sellers’ right, title and interest in and to the assets which are Related to the Business, including the following assets and rights of the Sellers:

(a)    All accounts receivable and other miscellaneous receivables Related to the Business;

(b)    All books, records and files, including customer and vendor lists, warranty details, sales data, health economic reports, clinical and scientific studies and evidence, personnel files of Transferred Employees (to the extent permitted by applicable Law) and marketing and promotional materials maintained by the Sellers that are Related to the Business (collectively, the “Transferred Records”);

(c)    Except as set forth in Section 2.3(m), all rights to any Actions available to or being pursued by the Sellers Related to the Business, whether arising by way of counterclaim or otherwise;

(d)    Each Contract set forth on Schedule 2.2(d) and each Bifurcated Sales Agreement (such Contracts, together with the Assumed IP Licenses, the “Transferred Contracts”);

(e)    All Permits listed on Schedule 2.2(e) but only to the extent such Permits may be transferred under applicable Law;

(f)    All IP Licenses set forth on Schedule 2.2(f) (the “Assumed IP Licenses”);

(g)    All Owned Intellectual Property set forth on Schedule 2.2(g) (the “Assumed Owned Intellectual Property”);

(h)    The goodwill generated by or associated with the Business;

(i)    All Inventory;

(j)    Those cold storage freezers and other items of tangible personal property owned by the Sellers Related to the Business as set forth on Schedule 2.2(j);

(k)    All marketing and promotional materials and surveys Related to the Business;

(l)    All laptop computers used by Transferred Employees;

(m)    All rights in respect of non-competition agreements with all Employees to the extent assignable under applicable Law and is not prohibited by the terms of such agreements; and

(n)    All other assets set forth on Schedule 2.2(n).

2.3    Excluded Assets. Notwithstanding anything to the contrary herein, but subject to the representations in Section 4.6, the Buyer is not acquiring any assets, properties or rights of the Sellers or any of their respective Affiliates, other than the Acquired Assets, including the following assets, properties and rights of the Sellers (collectively, the “Excluded Assets”):

(a)    Any assets, properties, products or rights other than those expressly described in Section 2.2, including the SonicOne Products, the neXus Console and all other products developed, marketed and/or distributed by the Sellers and their Affiliates other than the TheraSkin Product and the TheraGenesis Product;

(b)    All cash and cash equivalents, bank accounts and securities of the Sellers;

(c)    Any books, records and files of the Sellers not identified as Transferred Records, including (i) all Tax Returns, and (ii) records prepared in connection with the transactions contemplated by this Agreement or the Transaction Agreements;

(d)    All Charter Documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers;

(e)    All Equity Interests of the Sellers or any other Person;

(f)    All Contracts that are not Transferred Contracts, including the Master Product Sales Agreements, the TheraSkin Distribution and Supply Agreement (which is to be terminated at Closing), and any agreements referenced in Section 2.5(b)(ii);

(g)    All current and prior insurance policies carried by or for the benefit of the Sellers or their respective assets, properties, or personnel, including the Insurance Policies;

(h)    Subject to Section 6.8(e), all Benefit Plans and trusts or other assets attributable thereto;

(i)    Any of the rights of the Sellers under this Agreement and the other Transaction Agreements and the instruments and certificates delivered in connection with this Agreement;

(j)    All claims or rights to refunds of Taxes (including credits in lieu of refunds) of or due to the Sellers and all other Tax assets of or due to the Sellers;

(k)    All real property leased, subleased or owned by the Sellers;

(l)    Except as set forth in Section 2.2(l), all IT Systems;

(m)    All rights to any Action available to or being pursued by the Sellers (i) relating to the Excluded Assets, (ii) available as a defense, counterclaim, cross-claim, offset or third-party claim in connection with any Excluded Liability, (iii) relating to any rights of the Sellers under this Agreement and the other Transaction Documents or (iv) in their respective businesses (other than Related to the Business), whether arising by way of counterclaim or otherwise, including all rights and defenses in respect of claims referenced in Section 2.5(b)(iii);

(n)    All IP Licenses other than the Assumed IP Licenses and all Owned Intellectual Property other than the Assumed Owned Intellectual Property;

(o)    All assets, properties and rights used by the Sellers in their respective businesses other than the Business;

(p)    The Overhead and Support Services; and

(q)    Those assets set forth on Schedule 2.3(q).

The parties hereto acknowledge and agree that neither the Buyer nor any of its Affiliates will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets.

2.4    Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” shall only mean the following Liabilities:

(a)    All Liabilities arising on or after the Closing Date under or relating to the Acquired Assets and not arising out of a breach of such agreements by the Sellers (including Liabilities under the Transferred Contracts);

(b)    All accounts payable of the Business in respect of those vendors set forth on Schedule 2.4(b) but only to the extent included in the calculation of Closing Working Capital (“Assumed Accounts Payable”);

(c)    The Sellers’ obligations, if any, under the standard manufacturer warranties for the TheraSkin Product sold solely in connection with the Business on or before the Closing Date, including Liabilities relating to product liabilities or recall liabilities with respect to the TheraSkin Product;

(d)    The Sellers’ obligations, if any, under the standard manufacturer warranties of the TheraGenesis Product sold solely in connection with the Business on or before the Closing Date, including Liabilities relating to product liabilities or recall liabilities with respect to the TheraGenesis Product solely to the extent such obligations are required to be satisfied by the Manufacturer pursuant to the TheraGenesis Agreement; and

(e)    All other Liabilities included in the calculation of the Final Working Capital.

2.5    Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” shall mean all Liabilities of the Sellers other than the Assumed Liabilities, including the following Liabilities:

(a)    All Liabilities arising out of or with respect to any Excluded Asset;

(b)    Except as specifically provided in Section 6.8, any Liabilities of the Sellers relating to or arising out of (i) the employment, or termination of employment, or employee benefits of, any Employee prior to the Closing; (ii) any retention agreement between any of the Sellers and an Employee requiring payment upon the consummation of the transactions contemplated by this Agreement; and (iii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(c)    Any Liability of the Sellers to an Affiliate of the Sellers;

(d)    All Liabilities for Taxes relating to the operation of the Business or the ownership of the Acquired Assets for any Pre-Closing Period, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date (determined pursuant to Section 6.10(b));

(e)    Taxes of any of the Sellers, including any liability of the Sellers for (i) Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee, or as a result of a Tax sharing or similar agreement; (ii) Taxes imposed on any of the Sellers that arise out of the consummation of the transactions contemplated hereby; or (iii) other Taxes of any of the Sellers (or any of their Affiliates) of any kind or description (including any Liability for Taxes of any of the Sellers (or any of their Affiliates) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(f)    Any Liabilities of the Sellers arising under this Agreement or other Transaction Agreements and the transactions contemplated hereby and thereby, including any Transfer Taxes for which the Sellers are responsible pursuant to Section 6.10(a);

(g)    All accounts payable of the Business other than the Assumed Accounts Payable;

(h)    Any Third Party Claim related to the operation of the Business by the Sellers prior to Closing except to the extent an Assumed Liability; and

(i)     Any Liabilities related to the TheraSkin Product warranties, if any, extended by Sellers or their agents or representatives in excess of the standard manufacturer warranty and any Liabilities related to the TheraGenesis Product warranties to the extent such obligations are not required to be satisfied by the Manufacturer pursuant to the TheraGenesis Agreement.

2.6    Purchase Price Adjustment.

(a)    At least three (3) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a reasonably detailed statement (the “Pre-Closing Statement”) setting forth the Sellers’ calculation of (i) the Estimated Working Capital, as well as the resulting Estimated Working Capital Excess (if any) or Estimated Working Capital Shortfall (if any), as the case may be, and (ii) the Estimated Purchase Price. The Buyer shall have the right to review in good faith the Pre-Closing Statement and the Sellers shall consider in good faith any reasonable comments of the Buyer to the Pre-Closing Statement.

(b)    No later than sixty (60) days after the Closing Date, the Buyer shall deliver to the Sellers a reasonably detailed statement (the “Post-Closing Statement”) setting forth the Buyer’s good faith calculation of the Closing Working Capital, as well as the resulting Closing Working Capital Excess (if any) or Closing Working Capital Shortfall (if any), as the case may be, together with copies of all work papers and other information and documentation reasonably required.

(c)    After receipt of the Post-Closing Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Buyer shall use commercially reasonable efforts to assist the Sellers in their review of the Post-Closing Statement and shall grant to the Sellers and their Representatives reasonable access to the books and records of the Business, the personnel of, and work papers prepared by, the Buyer and/or the Buyer’s accountants as the Sellers may reasonably request for the purpose of reviewing the

Post-Closing Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer or the Business. The Post-Closing Statement shall become final and binding upon the parties hereto following the expiration of the Review Period unless the Sellers deliver written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the Sellers’ objections to the Post-Closing Statement, indicating each disputed item or amount and the basis for the Sellers’ disagreement therewith. If a Notice of Disagreement is received by the Buyer prior to the expiration of the Review Period, then during the thirty (30) day period (the “Resolution Period”) following the delivery of a Notice of Disagreement, the Sellers and the Buyer shall negotiate in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement. If such differences are so resolved within the Resolution Period, the revised Post-Closing Statement, with such changes as may have been previously agreed in writing by the Buyer and the Sellers shall be final and binding. If, at the end of the Resolution Period, the Sellers and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Sellers and the Buyer shall submit any amounts remaining in dispute to the Accounting Firm, who, acting as experts and not arbitrators, shall resolve such disputed amounts only and make any adjustments to the Post-Closing Statement. The Buyer and the Sellers agree that all adjustments shall be made without regard to materiality. The Accounting Firm shall render a written decision resolving the matters submitted to the Accounting Firm as soon as practicable, and in any event within thirty (30) days of the receipt of such submission (or such other time as the Buyer and the Sellers shall agree in writing). The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (w) limited to the specific items under dispute by the parties (x) based solely on written submissions by the Sellers and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Balance Sheet Rules and the terms of this Agreement and (z) final and binding on all of the parties hereto absent manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.6 shall be borne pro rata as between the Sellers, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Sellers and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(d)    Within five (5) Business Days of the Final Working Capital and the resulting Final Closing Purchase Price becoming final and binding on the parties hereto (it being understood that Final Closing Purchase Price shall reflect the same reduction to the Base Amount in respect of the Retention Bonus Amount and the Non-Accepting Employee Reduction Amount as set forth in the definition of Estimated Purchase Price), the following payments shall be made, as applicable:

(i)    If the Final Closing Purchase Price is greater than the Estimated Purchase Price calculated at the Closing (such excess, the “Adjustment Surplus Amount”), then the Buyer shall pay, or caused to be paid, to the Sellers, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers, an amount equal to the Adjustment Surplus Amount.

(ii)    If the Final Closing Purchase Price is less than the Estimated Purchase Price calculated at the Closing (such amount, expressed as a positive number, the “Adjustment Deficit Amount”), then the Sellers shall pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds to a bank account designated in writing by the Buyer, an aggregate amount equal to the Adjustment Deficit Amount.

(e)    Exclusive Remedy for Purchase Price Adjustment. Each of the Buyer and the Sellers acknowledges and agrees that the adjustment provisions set forth in this Section 2.6 shall be the sole and exclusive remedy of the Buyer and the Sellers with respect to (i) the calculation of the Final Closing Purchase Price (or the components thereof), (ii) determining the amount of any such adjustment (whether or not any such adjustment was, in fact, made) and/or (iii) any other claims relating to the calculation of the Final Working Capital (or the components thereof).

(f)    Tax Treatment. Any amounts paid under this Section 2.6 shall be treated for all Tax purposes as an adjustment to the amount of consideration paid by the Buyer to the Sellers for the Acquired Assets, except to the extent otherwise required by applicable Law.

(g)    Withholding Tax. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable by the Buyer pursuant to this Agreement all Taxes that the Buyer is required to deduct and withhold under any applicable provision of Tax Laws; provided, however, that the Buyer will give the Sellers at least five (5) Business Days advance notice of any such deduction or withholding, which notice shall include the basis for the proposed deduction or withholding, and the parties shall cooperate in good faith to minimize the amount of such withholding or deduction. To the extent that such amounts are deducted and withheld and timely remitted by the Buyer to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction and withholding was made.

2.7    Allocation of Final Closing Purchase Price.

(a)    Allocation. No later than sixty (60) days after the determination of the Final Closing Purchase Price pursuant to Section 2.6, the Buyer shall provide to the Sellers an allocation statement that provides the manner in which the Final Closing Purchase Price, the Assumed Liabilities and all other items required to be taken into account for U.S. federal income Tax purposes (collectively, the “Total Tax Consideration”) shall be allocated among the Acquired Assets, which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder (“Allocation Statement”), provided, however, that the Allocation Statement shall be subject to the review of the Sellers. If the Sellers do not object to the Allocation Statement by written notice to the Buyer within thirty (30) days after receipt by the Sellers of the Allocation Statement, then the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Agreement. If the Sellers object to the Allocation Statement, the Sellers shall notify the Buyer in writing of their objection to the Allocation Statement and shall set forth in such written notice the disputed item, and the Buyer and the Sellers shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of the Sellers’ delivery of a valid written notice of objection to the Allocation Statement, the Buyer and the Sellers have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be resolved by the Accounting Firm in accordance with the dispute resolution mechanism set forth in Section 2.6(c). In the event that any adjustment to the Final Closing Purchase Price is paid between the parties pursuant to the terms of this Agreement (or there is otherwise an adjustment to the Total Tax Consideration hereunder), the Buyer shall promptly provide the Sellers a revised Allocation Statement and the principles of this Section 2.7(a) shall apply to each such revised Allocation Statement.

(b)    Consistent Reporting. Each of the Sellers and the Buyer shall and shall cause their respective Affiliates to, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all U.S. federal and applicable state income Tax Returns (including IRS Forms 8594) in a manner consistent with the Allocation Statement as finally determined pursuant to Section 2.7(a) (subject to adjustment to the extent there is an adjustment to the Total Tax Consideration) and (ii) take no position in any U.S. federal and applicable state income Tax Return or otherwise that is inconsistent therewith.

2.8    Closing Deferred Payment.

(a)    Following the Closing, in addition to the Final Closing Purchase Price payable hereunder, the Buyer shall pay to the Sellers, an aggregate amount equal to $5,000,000.00 (the “Closing Deferred Payment”) in cash by wire transfer of immediately available funds to the account designated by the Sellers to the Buyer, which aggregate amount shall be payable in one (1) installment on the eighteen (18) month anniversary of the Closing Date. If the Closing Deferred Payment remains unpaid within five (5) Business Days following notice from the Sellers of breach for failure to pay the Closing Deferred Payment following the eighteen (18) month anniversary of the Closing Date, then any such unpaid amount of the Closing Deferred Payment will bear interest, accruing daily and being calculated and payable monthly in arrears on the last day of each and every month, at the lesser of 8% per annum or the maximum rate allowed by Law.

(b)    The Closing Deferred Payment is subject to setoff by the Buyer in the event any amount is due and owing by the Sellers to the Buyer hereunder or an indemnification claim has been validly delivered by the Buyer pursuant to and in accordance with ARTICLE VIII which claim remains unresolved, in either case at the time payment of the Closing Deferred Payment becomes payable pursuant to this Section 2.8.

2.9    Post-Closing Earnouts.

(a)    Subject to the terms and conditions of this Section 2.9, in addition to the Final Closing Purchase Price payable hereunder, if earned in accordance with the terms hereof, the Buyer shall pay to the Sellers, the Earnout Amounts.

(b)    Within thirty (30) days after preparation of the consolidated audited financial statements for the Buyer and its subsidiaries (i) for the fiscal year ending December 31, 2024, the Buyer shall prepare and deliver to the Sellers a written report setting forth the Buyer’s good faith calculation of 2024 Net Revenue and the 2024 Earnout Amount based thereon, together with reasonable supporting evidence and details underlying such calculation in accordance with the terms hereof (collectively, the “2024 Earnout Report”), (ii) for the fiscal year ending December 31, 2025, the Buyer shall prepare and deliver to the Sellers a written report setting forth the Buyer’s good faith calculation of 2025 Net Revenue and the 2025 Earnout Amount based thereon, together with reasonable supporting evidence and details underlying such calculation in accordance with the terms hereof (collectively, the “2025 Earnout Report”) and (iii) for the fiscal year ending December 31, 2026, the Buyer shall prepare and deliver to the Sellers a written report setting forth the Buyer’s good faith calculation of 2026 Net Revenue and the 2026 Earnout Amount based thereof, together with reasonable supporting evidence and details underlying such calculation in accordance with the terms hereof (collectively, the “2026 Earnout Report”) and together with the 2024 Earnout Report and the 2025 Earnout Report, collectively, the “Earnout Reports” and each, an “Earnout Report”).

(c)    If, following the delivery of an Earnout Report, the Sellers have any objections to such Earnout Report, the Sellers shall have thirty (30) days from their receipt of such Earnout Report to deliver to the Buyer a written objection to the Buyer’s calculation of 2024 Net Revenue and the 2024 Earnout Amount, 2025 Net Revenue and the 2025 Earnout Amount, and 2026 Net Revenue and the 2026 Earnout Amount, as the case may be (the “Earnout Statement of Objections”). The Earnout Statement of Objections must describe in reasonable detail the items contained in the applicable Earnout Report that the Sellers dispute. Upon the Sellers’ receipt of an Earnout Report until the expiration of such thirty (30) day period, the access rights set forth in Section 2.6(c) shall apply mutatis mutandis. If the Sellers fail to deliver an Earnout Statement of Objections with respect to an Earnout Report within such thirty (30) day period, then such Earnout Report shall automatically become final and binding on all parties. If the Sellers deliver an Earnout Statement of Objections within such thirty (30) day period in respect of a particular Earnout Report, then the Sellers and the Buyer shall negotiate in good faith to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Sellers has submitted such Earnout Statement of Objections, any remaining matters that are in dispute will be resolved by the Accounting Firm in accordance with the procedures set forth in Section 2.6(c) applied mutatis mutandis, as applicable.

(d)    The Buyer shall pay to the Sellers each of the Earnout Amounts, if any, as finally determined pursuant to the terms of this Section 2.9 no later than five (5) Business Days after the earlier to occur of (i) the Buyer’s receipt from the Sellers of a written acceptance of the applicable Earnout Report, affirming that the Sellers have no objection thereto, (ii) the expiration of the thirty (30) day period during which the Sellers may deliver an Earnout Statement of Objections in respect of the applicable Earnout Report, as set forth above, without any Earnout Statement of Objections being delivered by the Sellers, (iii) written settlement or resolution of any objections in the applicable Earnout Statement of Objections by the parties, and (iv) the issuance of the decision of the Accounting Firm as to all disputed items submitted to it in accordance with this Section 2.9. The payment of any amounts due to the Sellers pursuant to the terms of this Section 2.9 shall be made in cash by wire transfer of immediately available funds to the account designated by the Sellers to the Buyer.

(e)    The Sellers acknowledge that each of the Earnout Amounts, if any, is subject to setoff by the Buyer in the event any amount is due and owing to the Buyer hereunder at the time a payment of any of the Earnout Amounts becomes payable pursuant to this Section 2.9.

(f)    Post-Closing Operations. During the Earnout Period, the Buyer shall, and shall cause its applicable Affiliates to, continue to operate the Business in the ordinary course of business. In furtherance of the foregoing, the Buyer hereby covenants and agrees to: (i) not take (or omit to take), and cause its applicable Affiliates not to take (or omit to take), directly or indirectly, any action with the primary purpose or intent, of avoiding, limiting, reducing, adversely impacting, or preventing the achievement of the maximum Earnout Amounts, (ii) not to reduce materially the compensation of any Transferred Employees from levels set forth in their offer letters except to the extent any such Transferred Employees and Buyer mutually agree to convert to a part-time basis or to undertake a leave of absence, (iii) maintain separate books and records for the Business, (iv) maintain a sufficient amount of working capital for the Business to meet targeted growth projections; and (v) fairly allocate costs, discounts, allowances and returns between the Business and the other businesses of the Buyer and its Affiliates.

(g)    If, at any time during the Earnout Period and thereafter prior to the final determination of each Earnout Amount and payment to the Sellers of such amount, if any, Buyer shall, directly or indirectly, sell or transfer the Business (including the sale of equity of Buyer, merger or other business combination of Buyer, or sale of all or substantially all of the assets of Buyer constituting the Business) to any Person who is not an Affiliate of Buyer, Buyer shall cause such purchaser to expressly assume the obligations of Buyer under this Section 2.09 and continue to comply with such obligations under this Section 2.09. Net Revenue of any applicable year of the Earnout Period in which such transfer occurs shall include the Net Revenue of Buyer for the part of the year in which such sale or transfer occurs.

(h)    For purposes of this Agreement:

(i)    “2024 Earnout Amount” shall be (i) $5,000,000.00 if 2024 Net Revenue is equal to or greater than $54,300,000.00; or (ii) $0 (zero) if 2024 Net Revenue is less than $54,300,000.00.

(ii)    “2024 Net Revenue” means Net Revenue for the period commencing on January 1, 2024 through and including December 31, 2024.

(iii)    “2025 Earnout Amount” shall be (i) $20,000,000.00, if 2025 Net Revenue is equal to or greater than $69,700,000.00 , (ii) $10,000,000.00, if 2025 Net Revenue is greater than or equal to $55,760,000.00 but less than $69,700,000.00 or (iii) $0 (zero) if 2025 Net Revenue is less than $55,760,000.00.

(iv)    “2025 Net Revenue” means Net Revenue for the period commencing on January 1, 2025 through and including December 31, 2025.

(v)    “2026 Earnout Amount” shall be (i) $20,000,000.00, if 2026 Net Revenue is equal to or greater than $83,700,000.00, (ii) $10,000,000.00, if 2026 Net Revenue is greater than or equal to $66,960,000.00 but less than $83,700,000.00 or (iii) $0 (zero) if 2026 Net Revenue is less than $66,960,000.00.

(vi)    “2026 Net Revenue” means Net Revenue for the period commencing on January 1, 2026 through and including December 31, 2026.

(vii)    “Bundled Sales” means sales of the Milestone Products by the Buyer and its Affiliates which are not sold on a “stand alone” basis and are instead sold or provided by the Buyer or its Affiliates bundled together with other products or services of the Buyer, its Affiliates or a third party.

(viii)    “Earnout Amounts” means collectively, the 2024 Earnout Amount, the 2025 Earnout Amount and the 2026 Earnout Amount.

(ix)    “Earnout Period” means the period commencing on January 1, 2024 through and including December 31, 2026.

(x)    “Net Revenue” means, for a particular calculation period, the aggregate worldwide gross revenue recognized by the Buyer and its Affiliates for sales of the Milestone Products, less discounts, allowances, freight or other shipping charges, and returns (expressed in U.S. dollars and calculated in accordance with GAAP); provided, that with respect to a Bundled Sale, the term “sales” as referenced above shall mean the actual revenues, less discounts, allowances, freight or other shipping charges, and returns, recognized for such Bundled Sale multiplied by the quotient obtained by dividing (i) the price of the Milestone Product(s) (as set forth in the Buyer’s formal price list as in effect at such time) by (ii) the sum of such price of the Milestone Product(s) included in such Bundled Sale (as set forth in the Buyer’s formal price list) plus the price for the product or service of the Buyer, its Affiliates or a third party included and sold by the Buyer (or its Affiliate) in such Bundled Sale (as set forth in the Buyer’s formal price list as in effect at such time).

(xi)    “Milestone Products” means the TheraSkin Product and the TheraGenesis Product.

2.10    Employees. Subject to the Buyer’s compliance with Section 6.8(a) and Section 6.8(b), if less than eighty percent (80%) of the Employees set forth on Schedule 2.10 (the “Specified Employees”) who have been delivered Offer Letters by the Sellers to their business email account maintained by Sellers, which Offer Letters shall be completed by Buyer and delivered by Sellers to the Specified Employees no later than two (2) Business Days following the date hereof, do not execute and return (including by any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) to the Buyer such Offer Letters on or prior to the Closing Date, then for each such Specified Employee who has not so returned an Offer Letter to the Buyer below such eighty percent (80%) threshold of such Specified Employees (each a, “Non-Accepting Employee”), the Estimated Purchase Price shall be reduced by an amount determined as follows (the “Non Accepting Employee Reduction Amount”):

[((Non-Accepting Sales Employees/Non-Accepting Employees)*Threshold Shortfall)*$175,000 plus ((Non-Accepting Support Employees/Non-Accepting Employees)*Threshold Shortfall)*$75,000]

By way of example only, if 100 Specified Employees receive Offer Letters, and 25 Specified Employees are deemed Non-Accepting Employees under this Section 2.10 (i.e., a Threshold Shortfall of 5), comprising 3 Non-Accepting Sales Employees and 22 Non-Accepting Support Employees, the Non-Accepting Employee Reduction Amount would be calculated as follows: [((3/25*5)*$175,000 plus ((22/25*5)*$75,000)]. Non-Accepting Employees shall not include (x) any Specified Employee to whom the Buyer does not deliver an Offer Letter within the timeframe set forth above or (y) any Specified Employee the Buyer determines in its discretion not to hire on the Closing Date. Sellers agree to terminate the employment of any Non-Accepting Employee as of the Closing Date.

ARTICLE III

THE CLOSING

3.1    Closing; Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII have either been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place the parties may mutually agree upon in writing; provided that in no event shall the Closing Date be more than ten (10) Business Days following the date hereof. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.

3.2    Closing Deliverables of the Buyer. At or prior to the Closing, the Buyer shall pay or deliver or cause to be paid or delivered (as applicable) to the Sellers:

(a)    the Estimated Purchase Price, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers;

(b)    a certificate of the Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied;

(c)    copies of the resolutions approving this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby on behalf of the Buyer;

(d)    the Assignment and Assumption Agreement, duly executed by the Buyer;

(e)    the IP Assignment Agreement, duly executed by the Buyer;

(f)    a sales agent agreement in the form attached hereto as Exhibit D (the “Sales Agent Agreement”), duly executed by the Buyer;

(g)    a transition services agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by the Buyer;

(h)    the Termination Agreement, duly executed by the Buyer; and

(i)    a valid exemption certificate or other evidence of exemption from sales tax covering any Inventory to be transferred from the Sellers to the Buyer pursuant to this Agreement for each state where such Inventory will be located at Closing.

3.3    Closing Deliverables of the Sellers. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(a)    a certificate of the Sellers, dated as of the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied;

(b)    the Assignment and Assumption Agreement, duly executed by the Sellers;

(c)    the IP Assignment Agreement, duly executed by the Sellers;

(d)    evidence that all Encumbrances (other than Permitted Encumbrances (excluding those set forth on Schedule 1.1(c)) have been released with respect to the Acquired Assets, including documentation from the lender under the Credit Agreement confirming transfer of the Acquired Assets free and clear of Encumbrances (other than Permitted Encumbrances);

(e)    the Sales Agent Agreement, duly executed by Bioventus;

(f)    the Transition Services Agreement, duly executed by Bioventus;

(g)    a duly executed Internal Revenue Service Form W-9 from the Sellers;

(h)    the Termination Agreement, duly executed by the Sellers; and

(i)    if applicable, file transfers of any books and records included in the Acquired Assets that are in electronic form.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as otherwise set forth in the Disclosure Schedules, the Sellers, jointly and severally, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

4.1    Organization and Standing. Each Seller is a duly organized, validly existing and in good standing under the Laws of the state of its formation, as applicable. Each Seller has full power and authority necessary to enable it to own, lease, use or otherwise hold its properties, rights and assets and to carry on the Business as presently conducted. Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of the Business or the ownership, leasing, use or holding of the Acquired Assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not, or would not reasonably be expected to, have a Material Adverse Effect.

4.2    Authority; Execution and Delivery; Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Seller. This Agreement and each other Transaction Agreement have been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes and will constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).

4.3    No Conflicts; Consents.

(a)    The execution, delivery and performance by each of the Sellers of this Agreement and the other Transaction Agreements, and the consummation by each of the Sellers of the transactions contemplated hereby and thereby, (i) do not and will not result in any violation of the Charter Documents of such Seller, (ii) except as set forth on Schedule 4.3(a), do not and will not result in a breach of any of the terms or provisions of, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or require notice or consent under any Contract to which such Seller is a party affecting the Business, and (iii) do not and will not violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Entity having jurisdiction over such Seller or the Business; provided, however, that no representation or warranty is made in the foregoing clauses (ii) and (iii) with respect to matters that, individually or in the aggregate, would not be material to the Sellers.

(b)    No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is, or will be required to be obtained or made by the Sellers in connection with the execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby other than such as have been obtained or made or which the failure to obtain would not, individually or in the aggregate, be material to the Sellers.

4.4    Financial Statements.

(a)    Schedule 4.4(a) sets forth a copy of each of (i) the annual unaudited consolidated statement of net assets of the Business as of December 31, 2022, and the related profits and loss statements of the Business for the fiscal year then ended (collectively, referred to as the “Annual Financial Statements”), and (ii) the unaudited consolidated statement of net assets of the Business as of April 1, 2023 (the “Interim Financials Date”), and the related contributing profit and loss statements of the Business for the three-month period then ended (collectively referred to as the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.4(a), the Financial Statements have been derived from the general ledger and other financial records of the Sellers, and fairly present, in all material respects, the financial condition and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. This Section 4.4(a) is qualified by the fact that the Business has not operated as a separate independent entity within Bioventus or its subsidiaries. As a result, the Business and the Acquired Assets have been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.

(b)    The Sellers have a system of internal accounting controls designed to provide reasonable assurances that (x) all transactions are executed in accordance with management’s general or specific authorization and (y) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP. Except as set forth on Schedule 4.4(b), since the Lookback Date, there has not been (A) any significant deficiency or weakness in any system of internal accounting controls used by the Sellers, (B) any fraud or other wrongdoing that involves any of the management or other employees of the Sellers who have a role in the preparation of financial statements or the internal accounting controls used by the Sellers or (C) any written, or to the Knowledge of the Sellers, oral claim or allegation regarding any of the foregoing. The Sellers maintain books and records in all material respects in accordance with Law and reasonable business practices and which accurately reflect, in all material respects, all of the material transactions of the Business in reasonable detail.

4.5    No Undisclosed Liabilities. All Liabilities that will be Assumed Liabilities (a) have been stated or adequately reserved against on the Interim Financial Statements, (b) have been disclosed in Schedule 4.5, (c) have been incurred after the Interim Financials Date (x) in the ordinary course of business (none of which arise from a breach of Contract or violation of Law and which are not Liabilities for a tort or infringement) or (y) at the prior written request or with the prior written consent of the Buyer or its Representatives, (d) are Liabilities not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto or (e) are Liabilities that are not, individually or in the aggregate, material in amount.

4.6    Title to Assets. The Sellers have good and valid title to, or a valid leasehold interest in, or a valid or other valid right to use, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and upon consummation of the transactions contemplated hereby, the Buyer will acquire good, valid and marketable title to, a valid leasehold interest in, or a valid and enforceable license or right to use, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Assuming receipt of all consents, approvals and authorizations as contemplated by Section 4.3, except as set forth on Schedule 4.6, the Acquired Assets will, taking into account all Transaction Agreements and, subject to Sections 6.12 and 6.13, constitute in all material respects all of the rights, properties and assets that are necessary to conduct or operate the Business as presently conducted on the date hereof; provided that nothing in this Section 4.6 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital.

4.7    Intellectual Property.

(a)    Schedule 2.2(g) sets forth a correct, complete and current list of all Assumed Owned Intellectual Property.

(b)    Schedule 2.2(f) sets forth a correct, complete and current list of all Assumed IP Licenses. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Assumed IP Licenses, including all modifications, amendments and supplements thereto and waivers thereunder. Each Assumed IP License is valid and binding on the respective Seller in accordance with its terms and is in full force and effect. None of Sellers nor, to the Knowledge of the Sellers, any other party thereto is, or is alleged in writing to be, in breach of or default under, or has provided or received any notice of breach in writing of, default under, or intention to terminate (including by non-renewal), any Assumed IP License.

(c)    Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property subject to issuance, registration or application, record, owner of all right, title and interest in and to the Assumed Owned Intellectual Property in each case free and clear of all Encumbrances, other than Permitted Encumbrances, and to the Knowledge of the Sellers has the valid and enforceable right to use all Intellectual Property that is licensed to any Seller under the Assumed IP Licenses. The Assumed Owned Intellectual Property and the Intellectual Property licensed to any Seller under the Assumed IP Licenses is all of the Intellectual Property necessary to operate the Business as currently conducted. All of the Assumed Owned Intellectual Property that is registered with a Governmental Entity is valid and enforceable. All items of Assumed Owned Intellectual Property that are subject to issuance or registration by, or application before, a Governmental Entity are subsisting and in full force and effect and have not lapsed, expired, or otherwise terminated and are valid and enforceable, except in each case due to natural expiration of any such item of Owned Intellectual Property or a decision by any Seller in the ordinary course of business that such item of Assumed Owned Intellectual Property is not material to the Business. All required filings and fees related to the Assumed Owned Intellectual Property subject to issuance, registration or application have been timely submitted with and paid to the relevant Governmental Entities and authorized registrars, except in each case due to a decision by any Seller in the ordinary course of business that such item of Assumed Owned Intellectual Property is not material to the Business. No Actions have been instituted or are pending, or have been threatened in writing, or, to the Knowledge of the Sellers, otherwise threatened, against any Seller, that challenge any Seller’s ownership of or rights in the Assumed Owned Intellectual Property or the right of any Seller to use any Intellectual Property rights afforded to such Seller under any Assumed IP License.

(d)    To the Knowledge of the Sellers, no person has infringed, misappropriated or otherwise violated, any of the Assumed Owned Intellectual Property. To the Knowledge of the Sellers, the conduct of the Business as currently and conducted since the Lookback Date, including the use of the Assumed Owned Intellectual Property, have not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any third party. The Sellers have not received any written claims of such infringement, misappropriation or other violation since the Lookback Date. The Owned Intellectual Property is not subject to any Governmental Order restricting the use thereof. The Sellers have not received any written notice from any Person challenging the validity, enforceability, or scope of any Assumed Owned Intellectual Property that was registered with a relevant Governmental Entity.

(e)    The Sellers have taken commercially reasonable measures to establish and maintain the Sellers’ rights in the Assumed Owned Intellectual Property and to protect the confidentiality of all Trade Secrets of the Business that are included in the Assumed Owned Intellectual Property. To the Knowledge of the Sellers, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secret of the Business that is included in the Assumed Owned Intellectual Property to any Person in a manner that has resulted or is likely to result in the loss of any Trade Secret or other rights in and to such information. The Sellers have entered into binding, and to the Knowledge of the Sellers valid and enforceable, written Contracts with each of its current and former employees and contractors who is or was involved in the creation, invention or development of any Assumed Owned Intellectual Property, whereby such employees or contractors (i) acknowledged the Sellers exclusive ownership of all Assumed Owned Intellectual Property created, invented or developed by such employee or contractor, and (ii) irrevocably assigned to the Sellers all rights such Person may have in or to the Assumed Owned Intellectual Property such Person created, invented or developed or such rights vested in one of the Sellers under operation of applicable Law.

(f)    The Sellers solely own and have the right to use all Assumed Owned Intellectual Property and have all right to use all applicable Intellectual Property rights afforded to the Sellers under the Assumed IP Inbound Licenses, in each case, free from any Encumbrances other than Permitted Encumbrances. Immediately upon the Closing, Buyer will own all of the Assumed Owned Intellectual Property, and all Intellectual Property licensed to the Sellers under the Assumed IP Licenses will be available for use by Buyer, free from Encumbrances (other than Permitted Encumbrances), and on the same terms and conditions as in effect immediately prior to the Closing.

4.8    Taxes. Except as set forth on Schedule 4.8:

(a)    Each of the Sellers has: (i) timely filed (taking into account applicable extension periods) all income, sales and other material Tax Returns required to be filed by it with respect to the Business or the Acquired Assets, and all such Tax Returns are true, correct and complete in all material respects; and (ii) timely paid income, sales and other material Taxes owed by it with respect to the Business or the Acquired Assets (whether or not shown on any such Tax Returns).

(b)    The Sellers have timely withheld and paid over to the appropriate Taxing Authority all Taxes and other amounts which the Sellers are required to withhold from amounts paid or owing to any Employee, independent contractor, shareholder, creditor, holder of securities or other third party in respect of the Business or the Acquired Assets, and the Sellers have complied in all material respects with all information reporting (including Internal Revenue Service Form W-2 and Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c)    All deficiencies asserted, or assessments made, against the Sellers in writing as a result of any examinations by any Taxing Authority with respect to the Business or the Acquired Assets have been fully paid or otherwise resolved.

(d)    There are no Encumbrances for Taxes encumbering any of the Acquired Assets, other than Permitted Encumbrances.

(e)    None of the Sellers are party to any currently pending Tax audits or investigations by any Taxing Authority with respect to the Business or the Acquired Assets, in each case, for which written notice has been received and, to the Knowledge of the Sellers, none has been so threatened.

(f)    No claim has ever been made by any Taxing Authority since the Lookback Date in a jurisdiction where the Sellers do not file Tax Returns with respect to the Business or the Acquired Assets that the Sellers may be subject to taxation by that jurisdiction. No waiver of any statute of limitation as to any Taxes or extension of time with respect to a Tax assessment or deficiency of the Sellers attributable to the Business or the Acquired Assets is currently in effect and there is no pending request for any such waiver or extension by any Taxing Authority, in each case, other than extensions obtained in the ordinary course of business.

(g)    The Sellers are not a party to, bound by, or have any obligation under any closing or similar agreement, Tax abatement or similar agreement or any other agreement with any Taxing Authority relating to Taxes, in each case, with respect to the Business or the Acquired Assets, for any period for which the statute of limitations has not yet expired.

(h)    The Sellers have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax with respect to the Business or the Acquired Assets within the meaning of Code §6662. None of the Sellers has been a party to any ‘‘reportable transaction”, as defined in Code §6707A(c)(1) and Treasury Regulation §1.6011-4(b) with respect to the Business or the Acquired Assets.

(i)    None of the Sellers has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority) relating to or affecting the Business or the Acquired Assets, which has continuing effect following the Closing.

(j)     None of the Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2(b).

4.9    Litigation. Except for Actions and Governmental Orders that would not reasonably be expected to involve, individually or in the aggregate, Losses to the Sellers in respect of the Business of more than $25,000, (i) there is no Action pending or, to the Knowledge of the Sellers, threatened against or directly related to the Sellers in respect of the Business and (ii) the Business is not subject to any Governmental Order. There are no Actions or Governmental Orders that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any Action or Governmental Order of the type described in the first two sentences of this Section 4.9.

4.10    Transferred Contracts. Each Transferred Contract is legally valid and binding on the applicable Seller and, to the Knowledge of the Sellers, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. Neither the applicable Seller or, to the Knowledge of the Sellers, any other party thereto is in material breach or violation of or material default under (nor is the applicable Seller or, to the Knowledge of the Sellers, any party thereto, alleged to be in material breach or violation of or material default under), or has provided or received any notice of any intention to terminate, any Transferred Contract. To the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Transferred Contract or result in any party having the right to terminate such Transferred Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Since the Lookback Date, the Sellers have not waived any material rights under a Transferred Contract. Complete and correct copies of each Transferred Contract (including all amendments and supplements thereto) have been made available to Buyer. There are no material disputes pending or, to the Knowledge of the Sellers, threatened under any Transferred Contract. Notwithstanding anything to the contrary in this Section 4.10, the Sellers make no representations in this Section 4.10 to the TheraSkin Distribution and Supply Agreement.

4.11    Absence of Certain Changes of Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.11, from the Interim Financials Date until the date of this Agreement, the Sellers have operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

(a)    event, occurrence or development that has had, or to the Knowledge of the Sellers, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    sale or other disposition of any of the Acquired Assets shown or reflected in the Interim Financial Statements, except for the sale of Inventory in the ordinary course of business and except for any Acquired Assets having an aggregate value of less than $75,000;

(c)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Acquired Assets, except in the ordinary course of business;

(d)    capital expenditures in an aggregate amount exceeding $75,000 which would constitute an Assumed Liability;

(e)    imposition of any Encumbrance upon any of the Acquired Assets, except for Permitted Encumbrances;

(f)    (i) grant of any material bonuses, whether monetary or otherwise, or materially increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination other than for cause of any employees by Bioventus except in the ordinary course of business, which for-cause terminations are set forth on Schedule 4.11(f); or (iii) action to accelerate the vesting or payment of any material compensation or benefit for any employees of the Business (provided for purposes of Section 6.1, references of current or former employee, personnel, officers, directors and contractors of the Sellers shall be deemed to reference “Employees”);

(g)    adoption, termination, amendment or modification of any (i) material employment, severance, retention or other agreement with any Employees; or (ii) any Benefit Plan with respect to Employees, except, in each case, as set forth on Schedule 4.11(g), or as required by the terms of any Benefit Plan or required by applicable Law;

(h)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i)    acceleration, termination, material modification to or cancellation of any Transferred Contract or Permit;

(j)    material damage, destruction or loss, or any material interruption in use, of any Acquired Assets, whether or not covered by insurance;

(k)    purchase or other acquisition of any property or asset that constitutes an Acquired Asset for an amount in excess of $75,000, except for purchases of Inventory or supplies in the ordinary course of business; or

(l)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.12    Compliance with Laws.

(a)    With respect to the Business and the Acquired Assets, each Seller and each of its directors, managers, officers, Employees and, to the Knowledge of the Sellers, any of its agents and Affiliates, including the Manufacturer is, and since the Lookback Date, has been, in compliance in all material respects with all applicable Laws, including applicable Healthcare Laws. The Sellers are not subject to an unsatisfied Governmental Order imposed upon the Sellers related to the Business or the Acquired Assets that would reasonably be expected to be material to the Sellers.

(b)    The Sellers have not, since the Lookback Date, received any written notice or other communication that it is subject to any pending or threatened Action from any Governmental Entity relating to, arising out of, or in connection with the Business and the Acquired Assets, and that would reasonably be expected to be material to the Sellers. Since the Lookback Date, the Sellers have not received any notice that they are subject to any inspectional finding, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, or other notice, communication, or correspondence from any Governmental Entity regarding the Business and the Acquired Assets.

(c)    All applications, notifications, submissions, information, claims, reports and other data or information submitted by or on behalf of the Sellers in relation to the Business or Acquired Assets to any Governmental Entity since the Lookback Date were complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the Governmental Entity. Neither the Sellers, nor any of their respective directors, managers, officers, Employees or, to the Knowledge of the Sellers, any of their respective agents or Affiliates, including the Manufacturer, have made an untrue statement of material fact or fraudulent statement to a Governmental Entity, or in any records and documentation prepared or maintained to comply with the applicable Laws and Governmental Order, with respect to the Business and the Acquired Assets, or failed to disclose a material fact required to be disclosed to any such Governmental Entity with respect to the Business and the Acquired Assets.

(d)    All activities necessary to the Business (including recovering, processing, storing, labeling, packaging, distributing, screening or testing biological material and Promotion activities) being conducted by, or for or on behalf of the Sellers by any Person, are being, and at all times since the Lookback Date have been, conducted in material compliance with all applicable Laws, Governmental Orders, and Permits.

(e)    Neither the Sellers, nor any of their respective directors, managers, officers, Employees or, to the Knowledge of the Sellers, any of their respective agents or Affiliates, including the Manufacturer, have (i) been convicted of any crime or engaged in any conduct in relation to the Business which has resulted or could result in debarment or disqualification by FDA or any other applicable Governmental Entity or (ii) failed to disclose a material fact in relation to the Business required to be disclosed to any applicable Governmental Entity, and there are no Actions pending or, to the Knowledge of the Sellers, threatened that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by FDA or any other applicable Governmental Entity. Neither the Sellers, nor to the Knowledge of the Sellers, any of their respective officers, directors, Employees, agents or collaborative partners, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other applicable Governmental Entity to invoke any similar policy.

(f)    All studies, tests, and preclinical and clinical research being conducted by or, to the Knowledge of the Sellers, on behalf of the Sellers, with respect to the Business, are being, and have been since the Lookback Date, conducted in material compliance with applicable Laws. Since the Lookback Date, no clinical trial conducted by or, to the Knowledge of the Sellers, on behalf of the Sellers with respect to Business has been terminated or suspended for safety or non-compliance reasons, and neither FDA nor any other applicable Governmental Entity, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated or, to the Knowledge of the Sellers, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify, restrict or debar any clinical investigator or other Person involved in any such clinical trial.

(g)    Notwithstanding anything to the contrary herein, the Sellers make no representation or warranty in respect of the Buyer in its capacity as the manufacturer of the TheraSkin Product under the TheraSkin Distribution and Supply Agreement.

4.13    Permits. All Permits required for the Sellers to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets have been obtained by the Sellers and are valid and in full force and effect. To the Knowledge of the Sellers, the Manufacturer is, and since the Lookback Date has, held all Permits required in relation to the Business and operated in material compliance with the terms of such Permits. All fees and charges with respect to the Permits required for the Sellers to conduct the Business as of the date hereof have been paid in full. Schedule 4.13 lists all current material Permits issued to the Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.13.

4.14    Employee Benefit Matters

(a)    Schedule 4.14(a) contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers or any of their “ERISA Affiliates” (defined as all employers, whether or not incorporated, that would be treated together with a Seller or any of its affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA) has or may have any Liability, contingent or otherwise (as listed on Schedule 4.14(a), each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (v) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (vi) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Benefit Plan.

(c)    Except as set forth in Schedule 4.14(c), each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit

Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred, that could cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Sellers to a Tax under Section 4971 of the Code or the Acquired Assets to a lien under Section 430(k) of the Code. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Sellers or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)    Except as set forth in Schedule 4.14(d), no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 430 of the Code; (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple-employer plan” or “multiple-employer welfare arrangement” (as described in Section 413(c) of the Code or Section 3(40) of ERISA); or (iv) is subject to Title IV of ERISA. No Seller has: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability; or (B) engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA.

(e)    Except as set forth in Schedule 4.14(e) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(f)    Except as set forth in Schedule 4.14(f), no Benefit Plan exists that could: (i) result in the payment to any Employee or consultant of the Business of any material amount of money or other property; or (ii) accelerate the vesting of or provide any additional material rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or consultant of the Business, in each case, solely as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)    Except as set forth on Schedule 4.14(g), there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h)    With respect to each Transferred Employee, each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)    The representations and warranties set forth in this Section 4.14 are the Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.

4.15    Employment Matters.

(a)    The Sellers are not a party to, or otherwise bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Except as set forth in Schedule 4.15(a), since the Lookback Date, there has not been, nor, to the Knowledge of the Sellers, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Sellers in respect of the Business or any of the Employees, nor has any labor union, labor organization or works council made a demand for recognition or certification to the Sellers, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Sellers, threatened to be brought or filed with any labor relations tribunal or authority, in each case, in respect of the Business.

(b)    Except as set forth in Schedule 4.15(b), since the Lookback Date, there have been no (A) grievances, arbitrations or legal or administrative proceedings which allege the violation of any labor agreement, (B) unfair labor practice charges against the Sellers before the National Labor Relations Board or any comparable labor relations authority, or (C) pending or, to the Knowledge of the Sellers, threatened grievance or proceeding with respect to any Employees of, or current or former independent contractors, consultants or other service providers of, or applicants for employment with, the Sellers in their respective capacities as such, in each case, in respect of the Business.

(c)    The Sellers are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance.

(d)    All Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

(e)    The Sellers are in compliance in all material respects with and have complied since the Lookback Date with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations in respect of the Employees.

(f)    Except as set forth in Schedule 4.15(f), since the Lookback Date, there have been no Actions against the Sellers pending to the Knowledge of the Sellers, or to the Knowledge of the Sellers, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of the Employees, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(g)    Schedule 4.15(g) contains a list of all persons who are Employees as of the date hereof, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. Except as set forth on Schedule 4.15(g), as of the date hereof, all compensation, including wages, commissions, bonuses (including a pro-rated annual bonus for 2023 up to the Closing Date), fees and other compensation, payable to the Employees for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Sellers with respect to any compensation, commissions, bonuses or fees.

(h)    To the Knowledge of the Sellers, none of the Employees has notified the Sellers of an intention to terminate his or her employment with the Sellers.

(i)    The representations and warranties set forth in this Section 4.15 are the Sellers’ sole and exclusive representations and warranties regarding employment matters.

4.16    Insurance. Schedule 4.16 contains a list of each material insurance policy (the “Insurance Policies”) maintained by the Sellers with respect to the Business and Acquired Assets. All Insurance Policies are legal, valid, binding and in full force and effect, and all premiums due and payable thereon as of the Closing Date have been paid in full. The Sellers are not in material breach or default with respect to their obligations under any of the Insurance Policies. Other than as set forth on Schedule 4.16, there are no material outstanding claims related to the Business under any Insurance Policy. Neither the Sellers nor any of their subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Transferred Contracts to which a Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

4.17    Customers and Suppliers. Schedule 4.17 contains a true, complete and correct list of (a) the top ten (10) customers of the Business (determined by revenue) during the most recently completed fiscal year ended (the “Material Customers”), and (b) the top ten (10) suppliers of the Business (determined by the cost of items or services purchased) during the most recently completed fiscal year (the “Material Suppliers”). No Material Customer or Material Supplier has,

since the Lookback Date, provided written notice to the Sellers stating its intention (and the Sellers have not received written, or to the Knowledge of the Sellers, oral notice that a Material Customer or Material Supplier intends) to cancel or otherwise terminate or materially adversely modify its relationship with the Business. The Sellers have not, since the Lookback Date, canceled or otherwise terminated or materially and adversely modified its relationship with any Material Customer or Material Supplier as it relates to the Business. Notwithstanding the foregoing, the Sellers make no representations in this Section 4.17 in respect of the Buyer in its capacity as a Material Supplier.

4.18    Accounts Receivable; Accounts Payable. All accounts receivable included in the Acquired Assets are valid receivables, collectible (net of any reserve set forth on the face of the Interim Financial Statements), and represent arm’s length transactions in the ordinary course of business. To the Knowledge of the Sellers, there is no contest, claim, defense, or right of setoff with any account debtor of the Sellers relating to the amount or validity of any such accounts receivable. Schedule 4.18 sets forth the aging of accounts receivable of the Business as of April 1, 2023. The Assumed Accounts Payable have arisen in bona fide arm’s-length transactions in the ordinary course of business. The reserve for bad debts shown on the Interim Financial Statements or, with respect to the accounts receivable included in the Acquired Assets arising after the Interim Financials Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.19    Inventory. The Inventory consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Interim Financial Statements (provided no representation is made with respect to the quality of the TheraSkin Product). Except as set forth on Schedule 4.19, all material items of Inventory are owned by the Sellers free and clear of all Encumbrances, other than Permitted Encumbrances, and no material items of Inventory is held on a consignment basis. The quantities of each item of material Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business. The list of cold storage freezers and other items of tangible personal property set forth on Schedule 2.2(j) is current, accurate and complete.

4.20    Affiliate Contracts. Following the Closing, none of the Sellers nor any of their respective Affiliates, employees, directors, officers, or Representatives will have any right, title, or interest in or to any Acquired Asset.

4.21    Brokers and Finders. Except for Jefferies Group, LLC, no agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

4.22    Exclusivity of Representations. Except for the representations and warranties contained in this ARTICLE IV (as modified by the Disclosure Schedules), none of the Sellers, any of their respective Affiliates or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Sellers, including with respect to the Business or the Acquired Assets, and the Sellers hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Sellers or any other Person (including any information, documents or material delivered to the Buyer and/or made available to the Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby and all projections, forecasts, estimates and appraisals). Without limiting the foregoing, except for such representations and warranties as are contained in this Article IV, none of the Sellers, any of their respective Affiliates, or any other Person is making or has made any representation or warranty of any kind whatsoever, express or implied (including any relating to the future or historical financial condition, results of operations, merchantability, fitness for a particular purpose, or the quality, quantity or condition of the Acquired Assets), written or oral, at law or in equity, to the Buyer or any of its Affiliates or any Representatives of the Buyer of any of its Affiliates regarding the future success, future profitability or value of the Business or any of the Acquired Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing as follows:

5.1    Organization, Standing and Power. The Buyer is a Virginia non-stock corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full power and corporate authority and possesses all governmental franchises, licenses, Permits, authorizations and approvals necessary to enable it to own, lease, use or otherwise hold its properties, rights and assets and to carry on its business as presently conducted, other than such franchises, licenses, Permits, authorizations and approvals the lack of which would not reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

5.2    Authority; Execution and Delivery; Enforceability. The Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement and the other Transaction Agreements, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement the other Transaction Agreements constitute its legal, valid and binding obligations, enforceable against it in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3    No Conflicts; Consents.

(a)    The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) result in any violation of the Charter Documents of the

Buyer, (ii) result in a breach of any of the terms or provisions of, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or require notice or consent under any Contract to which the Buyer is a party, and (iii) violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Entity having jurisdiction over the Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

(b)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, other than such as have been obtained or made or which the failure to obtain would not or would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

5.4    Litigation. There are no (a) outstanding judgments against the Buyer, (b) Actions pending or, to the knowledge of the Buyer, threatened in writing against the Buyer, or (c) investigations by any Governmental Entity that are, to the knowledge of the Buyer, pending or threatened against the Buyer that would reasonably be expected to materially impair or delay the Buyer’s ability to perform its obligations under this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

5.5    Sufficiency of Funds; Solvency. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Final Closing Purchase Price and consummate the transactions contemplated by this Agreement. The Buyer is and, after giving effect to the consummation of the transactions contemplated hereby, will be solvent and shall (a) be able to pay its debts and obligations as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities), and (c) have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Buyer, its subsidiaries or other Affiliates.

5.6    Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer for which the Sellers could have any Liability prior to or following the Closing.

5.7    Non-Reliance. Buyer acknowledges that (i) all other representations or warranties, except for the representations and warranties contained in ARTICLE IV, of any kind or nature express or implied are specifically disclaimed by the Sellers and their Affiliates, (ii) Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties contained in ARTICLE IV (including the related sections of the Disclosure Schedules), and (iii) none of the Sellers or any other Person shall have any Liability to Buyer or any other Person with respect to any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Buyer or any of the Buyer’s Affiliates or any Representatives of the Buyer or any of its Affiliates.

5.8    Exclusivity of Representations. Except for the representations and warranties contained in this ARTICLE V, none of the Buyer, any of its Affiliates or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Buyer, and the Buyer hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Buyer or any other Person (including any information, documents or material delivered to the Sellers and/or made available to the Sellers in any data room, presentations or in any other form in expectation of the transactions contemplated hereby).

ARTICLE VI

COVENANTS

6.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current Business organization and operations and to preserve the rights, goodwill and relationships of their Employees, customers, suppliers, regulators and others having relationships Related to the Business. From the date hereof until the Closing Date or earlier termination of the Agreement, except as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed) or as set forth on Schedule 4.11, the Sellers shall not take any action that would cause any of the changes, events or conditions described in Section 4.11 to occur. Without limiting the foregoing, from the date hereof until the Closing, Sellers shall use commercially reasonable efforts to maintain the properties and assets included in the Acquired Assets in the ordinary course of business.

6.2    Forbearances of the Buyer. From the date hereof until the earlier of the Closing and the termination of this Agreement, except as expressly contemplated by this Agreement, without the prior written consent of the Sellers, the Buyer will not, and shall use its reasonable best efforts to cause its Affiliates not to, take or agree to take any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of the Buyer to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the transactions contemplated hereby.

6.3    Access to Information. From the date hereof until the Closing or earlier termination of this Agreement, the Sellers shall (a) afford the Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, books and records, Transferred Contracts and other documents and data Related to the Business; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information Related to the Business as the Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers to reasonably cooperate with the Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Sellers, under the supervision of the Sellers’ personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of the Sellers. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Sellers’ sole discretion: (x) cause significant and material competitive harm to the Sellers and their respective businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) in the opinion of Sellers’ counsel (which may be in-house counsel) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Sellers, which may be withheld for any reason, the Buyer shall not contact any suppliers or licensor to, or customers of, the Business in connection with the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 6.3 shall prohibit the Buyer from contacting the customers, suppliers and licensors of the Business in the ordinary course of the Buyer’s businesses for the purpose of selling products of the Buyer’s businesses or for any other purpose unrelated to the Business or the transactions contemplated by this Agreement. The parties agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement, and all information obtained pursuant to this Section 6.3 or otherwise concerning the Sellers and/or the Business furnished to the Buyer in connection with the transactions contemplated by this Agreement shall be kept confidential in accordance with the Confidentiality Agreement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

6.4    Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to consummate the transactions contemplated hereby as soon as practicable after the date hereof. Subject to the terms and conditions of this Agreement, without limiting the foregoing, (i) each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements under applicable Law that may be imposed on itself with respect to the transactions contemplated hereby (which actions shall include furnishing all information requested in connection with approvals of or filings with any Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requests to any of them or any of their Affiliates in connection with the transactions contemplated hereby and (ii) each of the parties hereto shall use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required or advisable to be obtained or made by the Sellers or the Buyer or any of their Affiliates in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto agrees to make all appropriate filings, notices and registrations with any Governmental Entity with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement in order to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required or advisable to be obtained or made by the parties hereto or any of their Affiliates in connection with the taking of any action contemplated thereby or by this Agreement.

(b)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings referenced in Section 6.4(a), each of the Sellers (in the case of clauses ii of this Section 6.4(b) and the Buyer (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)    the prompt use of its best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement; and

(ii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding, review or inquiry of any kind that would make the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby, any and all steps (including, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause i of this Section 6.4b)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(c)    Subject to applicable Law, each party to this Agreement shall promptly notify the other party of any communication it receives from any Governmental Entity relating to the matters that are the subject of this Agreement, shall permit the other party to review in advance any proposed communication by such party to any Governmental Entity, and shall provide each other with copies of all correspondence or communications between them or any of their Affiliates, on the one hand, and any Governmental Entity or members of its staff, on the other hand, subject to this Section 6.4. No party to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to this Section 6.4(c), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.

(d)    The Sellers shall use commercially reasonable efforts to obtain any consent of any Person (other than Governmental Entities) required to consummate and make effective the transactions contemplated by this Agreement. The Buyer agrees to cooperate reasonably with the

Sellers in obtaining such consents. To the extent that the Sellers and the Buyer are unable to obtain any required Third Party Consents prior to the Closing, the parties shall seek such consents following the Closing in accordance with Section 6.12. For purposes of this Section 6.4, the term “commercially reasonable efforts” shall not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any consent or waiver may be required.

6.5    Publicity. No party to this Agreement will make or issue or cause to be made or issued any public announcement, statement or filing concerning this Agreement or any other Transaction Agreements or the transactions contemplated hereby or thereby or any other aspect of the dealings between the parties as contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed); provided, however, that the Sellers and their respective Affiliates shall be permitted to make public announcements, statements and filings regarding this Agreement, the other Transaction Agreements and the terms of the transactions contemplated hereby and thereby to the extent required by applicable Law or by any securities exchange.

6.6    Confidentiality.

(a)    For a period of five (5) years following the Closing Date, the Sellers shall not, and shall cause their respective Affiliates not to, use or disclose to any Person any Business Confidential Information. In the event that the Sellers or any of their respective Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Business Confidential Information, to the extent permitted by Law, the Sellers shall use commercially reasonable efforts to promptly notify the Buyer of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6(a), and the Sellers shall reasonably assist Buyer therewith, in each case, at the Buyer’s sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are, on the advice of counsel, legally required to disclose any Business Confidential Information, the Sellers may disclose such information to the requesting authority; provided, however, that the Sellers shall (a) only disclose that portion of the Business Confidential Information that Sellers are required to disclose; and (b) use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the Business Confidential Information required to be disclosed as the Buyer shall designate in good faith.

(b)    For a period of five (5) years following the Closing Date, the Buyer shall not, and shall cause its Affiliates not to, use or disclose to any Person any non-public documents or information concerning the Sellers or any of their respective Affiliates, furnished to the Buyer by the Sellers or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, in each case other than the Business Confidential Information. In the event that the Buyer or any of its Affiliates, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, the Buyer shall use commercially reasonable efforts to promptly notify the Sellers of the request or requirement so that the Sellers may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6(b), and Buyer shall reasonably assist the Sellers therewith, in each case, at the Sellers’ sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, legally required to disclose any such information, the Buyer may disclose such information to the requesting authority; provided, however, that the Buyer shall (a) only disclose that portion of such information that Buyer is required to disclose; and (b) use commercially reasonable efforts to obtain, at the reasonable request of the Sellers and at the Sellers’ sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Sellers shall designate in good faith.

6.7    Non-Competition; Non-Solicitation; Non-Hire.

(a)    Restrictions on Competing Activities Following Closing:

(i) The Sellers shall not, and Bioventus shall cause its subsidiaries not to, directly or indirectly, for a period of five (5) years following the Closing Date, establish or acquire any new businesses anywhere in the world that involves the manufacture, distribution or sale of a Competing Product, nor directly or indirectly engage in, invest, manage, operate, or provide consulting or manufacturing services to any Person engaged in the manufacture, distribution or sale of a Competing Product (the “Competing Activities”). Notwithstanding the foregoing, the Sellers and each of their subsidiaries shall be permitted to (A) continue to conduct their current businesses and extensions thereof (other than the Competing Activities); (B) acquire and own interests of any Person engaged in Competing Activities, so long as such interests do not represent ten percent (10%) or more of such Person’s equity interests and the Sellers do not control by contract or voting agreement the election of a majority of the governing board or the management of such Person; (C) acquire, own and operate, or otherwise invest in, a Person that engages in Competing Activities (so long as the portion of the revenue of such Person derived solely from Competing Activities does not account for more than twenty percent (20%) of the consolidated revenue of Bioventus during its most recently completed fiscal year); (D) be acquired by, merge, consolidate, combine or amalgamate with one or more entities that own(s) a business that competes with the Business (and this Section 6.7(a)(i) shall not prohibit such acquirer from competing with the Business; (E) continue to hold an ownership interest and board seat in Vaporox; (F) continue to hold an ownership interest and board seat in Trice Medical; and (G) continue to own the SonicOne Products and provide the products and services contemplated by the Sales Agent Agreement (it being understood that any limitation on the ability of Bioventus and its Affiliates to develop and commercialize the SonicOne Products shall be governed exclusively by the Sales Agent Agreement). Notwithstanding the foregoing, nothing in this Section 6.7(a)(i) shall prohibit Bioventus and its Affiliates from acquiring a larger ownership interest in Vaporox or Trice Medical following the Closing, including acquiring a majority of the outstanding Equity Interests and controlling the board of directors of Vaporox and/or Trice Medical.

(ii)    The parties mutually agree that this Section 6.7 is reasonable and necessary to protect and preserve the Sellers’ and the Buyer’s legitimate business interests and the value of the Business, the Acquired Assets and the Sellers’ other businesses, and to prevent any unfair advantage conferred on any party and their respective successors.

(b)    The Sellers agree not to, for a period of five (5) years following the Closing Date, directly or indirectly (i) hire, engage, or solicit for hire or engagement, or attempt to hire or engage, or attempt to solicit for hire or engagement, any Transferred Employee who accepted the Buyer’s offer of employment, while such individual is employed or engaged by the Buyer or any Affiliate of the Buyer and also during the six (6)-month period following such employment or engagement; provided, however, that a general advertisement to which such Person responds that is not specifically targeted to such Person shall in no event be deemed to constitute solicitation hereunder or (ii) induce, or attempt to induce, any customer, supplier, licensee, licensor, vendor or agent of the Business to cease doing business or reduce the amount of business it does with the Business. The Sellers agree not to, for a period of three (3) years following the Closing Date, directly or indirectly hire, engage, or solicit for hire or engagement, or attempt to hire or engage, or attempt to solicit for hire or engagement, any employee of the Buyer other than the Transferred Employees engaged in the Business, while such individual is employed or engaged in the Business by the Buyer and also during the six (6)-month period following such employment or engagement; provided, however, that a general advertisement to which such Person responds that is not specifically targeted to such Person shall in no event be deemed to constitute solicitation hereunder. The Sellers agree not to, for a period of two (2) years following the Closing Date, directly or indirectly hire, engage, or solicit for hire or engagement, or attempt to hire or engage, or attempt to solicit for hire or engagement, any Non-Accepting Employee following termination of such Non-Accepting Employee by the Sellers effective on the Closing Date; provided, however, that a general advertisement to which such Person responds that is not specifically targeted to such Person shall in no event be deemed to constitute solicitation hereunder.

(c)    If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.7 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power (but without affecting the right of the parties hereto to obtain the relief provided for in this Section 6.7 in any jurisdiction other than such court’s or tribunal’s jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. To the extent it may effectively do so under applicable Law, each of the parties hereto hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 6.7 invalid, void or unenforceable in any respect.

(d)    Each of the parties hereto acknowledges and agrees that the remedies at Law for any breach of the requirements of this Section 6.7 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage (or posting of any bond) or inadequacy of legal remedy, in any proceeding which may be brought to enforce any of the provisions of this Section 6.7.

6.8    Employees and Employee Benefits.

(a)    The Buyer shall, or shall cause an Affiliate of the Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave or short-term disability (the Employees who accept such employment and commence employment on the Closing Date pursuant to such Offer Letters, the “Transferred Employees”), contingent on customary hiring procedures, including: pre-employment health screening, drug screening, background investigation and verification of required licenses, certifications, education and experience to the extent applicable for such Transferred Employee’s current job description, pursuant to a written offer letter in the form attached hereto as Exhibit F (each, an “Offer Letter”) providing for the terms as set forth in Section 6.8(b) below. The Sellers shall, between the date hereof and the Closing Date, make available to the Buyer all Employees for the purpose of discussing employment with the Buyer as owner of the Business after the Closing Date and hiring by the Buyer. The Buyer shall make offers of employment to all Employees no later than two (2) Business Days following the date hereof. The Sellers shall furnish to the Buyer such Employee information and records and such descriptions of personnel policies, procedures and benefits plans applicable to Employees as Buyer may reasonably request.

(b)    During the period commencing on the Closing Date and ending on the date which is eighteen (18) months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with the Buyer or an Affiliate of the Buyer), the Buyer shall, or shall cause an Affiliate of the Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Sellers or their respective subsidiaries immediately prior to the Closing; (ii) target bonus and commission opportunities, if any, which are no less than the target bonus and commission opportunities provided to each Transferred Employee by the Sellers or their respective subsidiaries; and (iii) retirement and welfare benefits that are no less favorable in the aggregate than the retirement and welfare benefits provided to similarly situated employees of the Buyer).

(c)    With respect to any employee benefit plan maintained by the Buyer or an Affiliate of the Buyer for the benefit of any Transferred Employee, effective as of the Closing, the Buyer shall, or shall cause its Affiliate to recognize all service of the Transferred Employees with the Sellers or their respective subsidiaries, as if such service were with the Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(d)    Buyer shall use commercially reasonable efforts to ensure that any of its health or welfare plans that cover Transferred Employees (i) waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by Seller or a subsidiary) and proof of insurability (except to the extent required and not waived by any insurance carrier, specifically including but not limited to supplemental life insurance in excess of $300,000), and (ii) recognize as dependents of the Transferred Employees the dependents properly recognized by the Sellers’ or the applicable subsidiary’s medical and dental plans.

(e)    All accrued vacation, holiday and sick pay unpaid by the Sellers or their respective subsidiaries as of the Closing Date with respect to the Transferred Employees that is attributable to any period or partial period of employment by the Sellers or their respective subsidiaries of the Transferred Employees prior to the Closing Date, shall be deemed Excluded Liabilities and paid by the Sellers in connection with the termination of such Transferred Employees on the Closing Date.

(f)    Effective as soon as practicable following the Closing Date, the Buyer shall, or shall cause its Affiliate to, accept direct rollovers of any defined contribution account balances of the Transferred Employees (solely at the election of the Transferred Employees) into the Buyer’s defined contribution retirement plan in which the Transferred Employees participate following the Closing Date. For the avoidance of doubt, (i) the Transferred Employees shall not be eligible to roll over any defined contribution account balances into the Buyer’s defined contribution retirement plan unless any and all outstanding loan balances with the Sellers’ defined contribution plans have been fully repaid (each, an “Outstanding DC Loan Balance”) and (ii) all Outstanding DC Loan Balances relating to Transferred Employees shall remain with the defined contribution retirement plan of the Sellers to which such Outstanding DC Loan Balances relate.

(g)    The Buyer shall be responsible for any liability arising under COBRA with respect to Transferred Employees who become M&A Qualified Beneficiaries (as that term is defined in 26 C.F.R. Section 54.4980B-9 Q & A 4). For sake of clarity, the Sellers (and/or any ERISA Affiliates) shall retain the liability arising under COBRA with respect to any M&A Qualified Beneficiaries who do not become Transferred Employees.

(h)    Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Sellers shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Transferred Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(i)    The Buyer and the Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by the Buyer that is consistent with the requirements of Section 6.8(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing.

(j)    In addition to the Buyer’s obligations under Section 6.8(a) and Section 6.8(b), on the date that is eighteen months following the Closing Date, the Buyer shall pay retention bonuses to each Transferred Employee in the amounts set forth on Schedule 6.8(j) (less all applicable withholding Taxes), subject to the conditions set forth in the Offer Letters to such Transferred Employees. The Buyer will grant such retention bonuses to the Transferred Employees pursuant to the Offer Letters or other award agreements in form reasonably satisfactory to the Sellers and distributed by the Buyer to all such Transferred Employees no later than two (2) Business Days following the date hereof and no later than as reflected in the Offer Letters and related documents.

(k)    This Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.8 shall not create any right in any Transferred Employee or any other Person to any continued employment with the Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

6.9    Mutual Books and Records. Each of the Buyer and the Sellers shall preserve and keep the records held by it relating to the Business and/or the Acquired Assets for a period of five (5) years following the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to the other party as may be reasonably required in connection with any insurance claims by or against, Actions by or against, discharge of Excluded Liabilities, Tax audits against, governmental investigations of, or compliance with applicable Laws by, the Buyer or the Sellers, as applicable; provided, that neither the Buyer nor the Sellers shall be required to make available for inspection, or provide or make available copies of, any books, records or other documents that (a) constitute a non-financial trade secret or (b) would require such party to disclose information that, in the reasonable judgment and good faith of counsel to such party, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which such party is bound, but excluding, in each case, with respect to the Sellers, to the extent related to any Acquired Assets. After the Closing, upon reasonable notice, the Buyer shall furnish or cause to be furnished to the Sellers and their employees, counsel, auditors and other Representatives reasonable access (including the ability to make copies), during normal business hours, to such employees, counsel, auditors and other Representatives and the books and records of the Business within the control of the Buyer or any of its Affiliates as is reasonably necessary for (i) financial reporting, Tax and accounting matters and (ii) defense or prosecution of litigation and disputes with third parties.

6.10    Tax Matters.

(a)    Notwithstanding anything to the contrary, the Sellers, on the one hand, and the Buyer, on the other hand, each shall be responsible for fifty percent (50%) of any and all Transfer Taxes, regardless of the Person liable for such Transfer Taxes under applicable Law. The party that has the primary obligation to do so under applicable Law shall timely file any Tax Return or other document required to be filed with respect to such Transfer Taxes, and the other party shall join in the execution of any such Tax Return or document if required by applicable Law. The parties shall cooperate in good faith to reduce or otherwise eliminate any such Transfer Taxes in accordance with applicable Law.

(b)    In the case of any Straddle Period, (i) any real, personal and intangible property Taxes, ad valorem Taxes and similar Taxes imposed with respect to the Business or the Acquired Assets shall be apportioned to the periods before and after the Closing Date pro rata, based on the number of days of such Straddle Period in the period before and ending on the Closing Date and the number of days of such Straddle Period in the period beginning after the Closing Date and (ii) all other Taxes imposed with respect to the Acquired Assets (other than Transfer Taxes which shall be borne as provided in Section 6.10(a)) shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and such Taxes shall be allocated between two such taxable periods on a “closing of the books basis” by assuming that the books of the Sellers were closed at the end of the Closing Date.

(c)    The Sellers and the Buyer shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to Liabilities for Taxes, or any other matter for which cooperation and assistance is reasonable requested, in each case, with respect to the Business or the Acquired Assets.

6.11    Change of Name; Phase Out; Inventory Sell-Off.

(a)    Except as allowed relating to the marketing and sale of the Sell-Off Products that are included in the Inventory that is part of the Acquired Assets and related provisions specified in Section 6.11(b) below, as promptly as practicable, but no later than sixty (60) days after the Closing Date, the Buyer shall, and shall cause its Affiliates to, remove or procure the removal of all references to and reproductions of the names “Bioventus” and “Misonix” from all Acquired Assets, including packaging or printed advertising and promotional materials, invoices, letterhead, company forms, business cards, product instructions or like materials, buildings, signs and vehicles, production molds and other equipment, and electronic databases and websites.

(b)    Sell-Off Rights.

(i)    Sell-Off License. Sellers authorize Buyer to use, solely in connection with the sale of the TheraGenesis Products and TheraSkin Products that are included as part of the Inventory that is part of the Acquired Assets hereunder (“Sell-Off Products”), the “Misonix” brand that exists on such TheraGenesis Products that are part of such Inventory and the “Bioventus” brand that exists on such TheraSkin Products that are part of the Inventory, and any other trademarks, trade names, service marks, or logos of Sellers that exist on such Sell-Off Products when supplied by Sellers and solely in the state in which such trademarks, trade names and/or logos were provided (“Sell-Off Trademarks”) with no alterations or obfuscation or removal by Buyer or any other Person, for a period of ninety (90) days after the Closing Date (“Sell-Off Period”). Buyer shall have no right or interest in or claim to any such Sell-Off Trademarks or any combination with such Sell-Off Trademarks or any substantially similar trademarks, tradenames, or logos or portions of trademarks, trade names, service marks, or logos and shall not use them in any manner which might tend to defeat or diminish them or the goodwill associated therewith. Buyer shall not use the Sell-Off Trademarks or any combination with such Sell-Off Trademarks or any substantially similar trademarks trade names, service marks, or logos or portions of trademarks trade names, service marks, or logos in its business name, trade name, product names, or in any other manner and shall immediately discontinue all use upon the earlier of the end of the Sell-Off Period or a breach by the Buyer of the provisions of Section 6.11(b)(ii) or (iii) below which is not cured by the Buyer within a reasonable period of time after written notice of the same from the Sellers. Accordingly, the Sellers hereby grant to the Buyer and its Representatives that are preapproved by the Sellers as required hereunder, a limited, non-exclusive, non-transferable, non-sublicenseable license to use the Sell-Off Trademarks during the Sell-Off Period on Sell-Off

Products that are solely for use in surgical applications associated with wound care, wound healing or wound debridement in hospital or clinic (outpatient) setting and solely in the United States of America and Canada and their territories and possessions: (i) solely on the Sell-Off Products and related promotional and marketing materials relating to the Sell-Off Products and related packaging and materials, in each case that are provided by Sellers as part of the Inventory that is part of the Acquired Assets, and in each case in exactly the same form as provided and as used in relation to each Sell-Off Product prior to the Closing Date by Sellers.

(ii)    Sell-Off Trademark Ownership & Control. Buyer shall only use the Sell-Off Trademarks as found on the Sell-Off Products in Inventory that is part of the Acquired Assets as such Sell-Off Trademarks are found and Buyer shall not alter or obfuscate or remove such Sell-Off Trademarks in any way or in any manner. In addition, Buyer shall at all times ensure that the Sell-Off Trademarks are used in a manner that (a) is consistent with Seller’s directions and preapprovals and not inconsistent with the terms of this Agreement; and (b) complies with Sellers’ branding guidelines as may be reasonably updated by Sellers and provided to Buyer by Sellers from time to time during the Sell-Off Period, and any other reasonable standards, guidelines and formats provided to Buyer from time-to-time and not inconsistent with the terms of this Agreement. Buyer acknowledges the high standards, quality, style and image of the Sell-Off Trademarks and that the quality control provisions of this Agreement are designed to ensure that all uses of the Sell-Off Trademarks are consistent with the reputation for high quality symbolized by the Trademarks and attributed to Sellers. Buyer acknowledges and agrees that, as between Sellers and Buyer, the applicable Sellers are the sole and exclusive owner of all right, title and interest in and to the Sell-Off Trademarks and are entitled to all goodwill associated therewith, and that all uses of the Sell-Off Trademarks by Buyer and the goodwill generated thereby shall inure solely to the benefit of and be on behalf of the applicable Sellers. Buyer acknowledges and agrees that nothing in this Agreement shall give Buyer any right, title or interest in or to the Sell-Off Trademarks or the goodwill associated therewith, other than the right to use the Sell-Off Trademarks solely in accordance with and subject to this Agreement. To the extent that any rights in or to the Sell-Off Trademarks are deemed to accrue to Buyer anywhere in the world pursuant to this Agreement, any use of the Sell-Off Trademarks or otherwise, Buyer hereby irrevocably assigns all such rights, at such time as they may be deemed to accrue, to the applicable Sellers.

(iii)    Sell-Off Trademark Restrictions. Buyer shall not, without the applicable Sellers’ prior written consent: (a) apply for, attempt to register or register, or attempt to obtain or obtain, any proprietary rights in any part of the world relating to any Sell-Off Trademark or any confusingly similar trademark or assist any other entity with relation to any of the foregoing (other than the applicable Sellers); (b) apply for, attempt to register or register, or attempt to obtain or obtain, attempt to use or use any trademark, service mark, trade name, business name, domain, URL or any other name, term, design or designation identical, incorporating or confusingly similar to a Sell-Off Trademark; (c) at any time do or fail to do any act or thing that will in any way impair rightful ownership of or rights in and to any Sell-Off Trademark, or any other Intellectual Property owned by any Seller, or any registration thereof; or (d) contest, oppose or challenge, or assist any party in contesting, opposing or challenging, rightful ownership of any Sell-Off Trademark (or the distinctiveness or validity of any Sell-Off Trademark) or any other Intellectual Property owned by any Seller, or any registration thereof.

6.12    Limitation on Assignment of Acquired Assets; Third Party Consents.

(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver any Acquired Asset or any right thereunder if an attempted sale, transfer, conveyance, assignment or delivery thereof without the consent, approval or other action of any Person would constitute a breach of (or otherwise be ineffective on account of) any applicable restriction upon such sale, transfer, conveyance, assignment or delivery, trigger or accelerate rights of any Person, constitute a violation of applicable Law and such consent or approval has not been obtained from, or other action has not been taken by, such Person on or prior to the Closing Date (collectively, the “Non-Assignable Assets”).

(b)    Following the Closing Date, the Sellers and the Buyer shall use reasonable best efforts to cooperate to obtain any consents or approvals required from third parties to assign, convey or transfer the Non-Assignable Assets in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements (such consents, the “Third Party Consents”); provided, that the Sellers shall not be obligated to incur any out-of-pocket costs or expenses or pay any amounts to obtain any Third Party Consents in excess of $100,000 in the aggregate (the “Consent Cap Amount”).

(c)    If any Third Party Consent is not obtained prior to the Closing, the Sellers shall use reasonable best efforts to cooperate with the Buyer in any arrangement reasonably acceptable to the Buyer and the Sellers intended to (i) provide the Buyer, or Affiliates of the Buyer designated by the Buyer, to the fullest extent practicable, the rights and benefits of the applicable Non-Assignable Assets (including by means of any subcontracting, sublicensing, subleasing or similar back-to-back arrangement, if permissible under the terms of any applicable Contract and applicable law and including the right to receive all fees, royalties, commissions and other payments in connection therewith) as the Buyer or its designee would be entitled to had such Third Party Consent been obtained and had such Non-Assignable Asset been assigned as of the Closing and (ii) cause the Buyer, or such designated Affiliates of the Buyer, to bear all obligations, costs and Liabilities thereunder from and after the Closing to the extent that the Buyer, or such designated Affiliates of the Buyer, receives the rights and benefits of such Non-Assignable Assets from and after the Closing. In furtherance of the foregoing, the Buyer shall, or shall cause its applicable Affiliates to, promptly pay, perform or discharge when due any related Liabilities arising under such Non-Assignable Assets after the Closing Date to the extent that the Buyer, or such designated Affiliates of the Buyer, actually receives the rights and benefits of such Non-Assignable Assets and to indemnify and hold harmless the Sellers and their respective Affiliates for any such Liabilities. If such Non-Assignable Asset is a Transferred Contract, such subcontract, sublicense, sublease or similar back-to-back agreement or arrangement and the relevant parties’ rights and obligations thereunder, shall continue in effect until the earlier of (x) receipt of the Third Party Consent and the valid assignment of such Transferred Contract to the Buyer or its designee and (y) the expiration or termination (but, in the case of voluntary termination, only with the prior written consent of the Buyer) of such Transferred Contract in accordance with its terms.

(d)    If, following the Closing, any Third Party Consent with respect to a Non-Assignable Asset is obtained, the applicable Acquired Asset shall be deemed to have been automatically assigned and transferred to the Buyer on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of any other person, as of the Closing, except to the extent the date of such Third Party Consent is deemed by applicable Law to have occurred on another date, in which case, as of such date.

6.13    Dividable Contracts.

(a)    The Sellers shall use reasonable best efforts to cause the transfer to the Buyer of such portion of each master sales contract set forth on Schedule 6.13(a) (the “Master Product Sales Agreements”), or the benefits thereof, that relates to the products of the Business currently being offered to customers under such Master Product Sales Agreements, pursuant to a separate sale agreement or assignment agreement as contemplated by clause (b)(v) below (a “Bifurcated Sales Agreement”).

(b)    Upon the entry into a Bifurcated Sales Agreement, the Buyer shall assume any Liabilities arising from and after the Closing related to the transferred portion of the Master Product Sales Agreement and any other Liabilities arising under the Master Product Sales Agreement shall remain with the Sellers.

(c)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the Master Product Sales Agreements have not been divided and assigned by the parties at or prior to Closing pursuant to a Bifurcated Sales Agreement (the “Post-Closing Dividable Contracts”), then this Agreement shall not constitute a transfer of such portion of any such Post-Closing Dividable Contract, or an attempt thereof. Following the Closing, the Sellers shall use their reasonable best efforts to obtain promptly such authorizations, approvals, consents or waivers and the Sellers and Buyer shall cooperate with each other in connection with the transfer of any such portion of any Post-Closing Dividable Contract that has not been divided and assigned prior to Closing including through the execution of a Bifurcated Sales Agreement in respect thereof; provided that the Sellers and the Buyer shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any consent or waiver may be required; provided, further, that the Sellers shall not be obligated to (i) incur any out-of-pocket costs or expenses or (ii) otherwise make any payments, in either case in amounts that are commercially unreasonable given the type or size of any Post-Closing Dividable Contract in connection with the transfer of such contract. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements (to the extent any such arrangements are feasible and contractually permitted) designed to provide to the Buyer the benefits of such portion of any Post-Closing Dividable Contract, with respect to the portion of such Post-Closing Dividable Contract applicable to the Business and the benefits that the Buyer would have obtained had such portion of such Post-Closing Dividable Contract been so transferred at the Closing pursuant to a Bifurcated Sales Agreement (or any right or benefit arising thereunder, including the enforcement for the benefit of the Buyer of any and all rights of the Sellers against a third party thereunder), so that such benefits are, taken as a whole and to the extent feasible, for all such transfers, not materially less advantageous to the Buyer than would be if such transferred portions were standalone Bifurcated Sales Agreements, including through subcontracting or other contractual arrangement between the Sellers and the Buyer. To the extent that the Buyer is provided the benefits pursuant to this Section 6.13 of any portion of any such Post-Closing Dividable Contract, the Buyer shall perform, for the benefit of the other Persons that are parties thereto, the obligations of the Sellers thereunder that relate to the Business and any related Liabilities in respect thereof that, but for the lack of an authorization, approval, consent or waiver in connection with the assignment of such Liabilities to the Buyer, would have become Liabilities of the Buyer arising on or after the Closing by virtue of the transfer of such portion of such Post-Closing Dividable Contract pursuant to a Bifurcated Sales Agreement and any other obligations and Liabilities arising under such Post-Closing Dividable Contract shall remain with the Sellers. Notwithstanding the foregoing, the Buyer acknowledges that specific pricing with respect to products of the Business to be covered by the Bifurcated Sales Agreements or otherwise covered by this Section 6.13 shall be subject to the mutual agreement of the counterparty of the applicable Master Product Sales Agreement.

(d)    The Sellers shall hold in trust for, and pay to the Buyer promptly upon receipt thereof, all income, proceeds and other monies received by the Sellers in respect of the Buyer’s performance of any such portion of any such Post-Closing Dividable Contract in connection with the arrangements under this Section 6.13. Any arrangement agreed upon by the Sellers and the Buyer pursuant to this Section 6.13 shall be in effect no longer than the then-current minimum remaining term of any such Post-Closing Dividable Contract and the Sellers shall have no obligation to negotiate or renew for the benefit of the Buyer any such Post-Closing Dividable Contract after expiration of the then-current minimum remaining term thereof. For purposes of this Section 6.13, the “then-current minimum remaining term” shall mean the remaining term in effect as of the Closing Date under the applicable Post-Closing Dividable Contract and shall not include any renewal or extended terms under such Post-Closing Dividable Contract whether such renewal or extended term is automatic or requires the act of any party or parties to such Post-Closing Dividable Contract. Nothing stated in this Section 6.13 shall modify in any respect the conditions set forth in ARTICLE VII.

6.14    Wrong Pockets; Refunds and Remittances.

(a)    To the extent that, from time to time after the Closing, the Sellers or the Buyer or any of their respective Affiliates identifies any asset that would have been an Acquired Asset had it been identified by the Sellers or the Buyer, as applicable, as of the Closing that is in the possession of any of the Sellers (each, an “Additional Transferred Asset”), such party will notify the other parties of such asset and use commercially reasonable efforts to locate such asset, if applicable, and, if requested by the Buyer, take commercially reasonable efforts to put the Buyer or one of its Affiliates in actual possession thereof. To the extent that, from time to time after the Closing, the Sellers or the Buyer or any of their respective Affiliates identifies any asset that would have been an Excluded Asset had it been identified by the Sellers or the Buyer, as applicable, as of the Closing that is in the possession of the Buyer or any of its Affiliates, such party will notify the other party of such asset and use commercially reasonable efforts to locate such asset and take such action as is necessary to put the Sellers in actual possession thereof. To the extent any Additional Transferred Asset is a Non-Assignable Asset, the parties shall treat such Non-Assignable Asset in accordance with Section 6.12.

(b)    If after the Closing the Sellers or any of their respective Affiliates receives any amount which is an Acquired Asset or is otherwise properly due and owing to the Buyer under this Agreement, the Sellers shall promptly remit, or shall cause to be remitted, such amount to the Buyer. If after the Closing the Buyer or any of its Affiliates receives any amount which is an Excluded Asset or is otherwise properly due and owing to the Sellers under this Agreement, the Buyer shall promptly remit, or shall cause to be remitted, such amount to the Sellers.

6.15    Transfer of Inventory. No later than thirty (30) days following the Closing, the Sellers shall make ready and available the Inventory in the Sellers’ possession (excluding, for the avoidance of doubt, any Inventory in the possession of customers of the Business) for pick-up and acceptance by the Buyer, at the premises of the Sellers.

6.16    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to the Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.17    No Financing Condition. The Buyer expressly acknowledges and agrees that the Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Buyer or any of its Affiliates obtaining any financing or the receipt of proceeds therefrom.

6.18    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Agreements.

6.19    Contracts. For ninety (90) days following the Closing, the Sellers shall reasonably assist the Buyer in its efforts to enter into renewals in respect of the contracts set forth on Schedule 6.19 on terms and conditions acceptable to the Buyer; provided, that the Sellers shall not be obligated to incur any out-of-pocket costs or expenses in connection with such assistance in excess of the Consent Cap Amount. The Buyer acknowledges and agrees that its decision to enter into renewals with the counterparties to the contracts set forth on Schedule 6.19 is within its sole discretion and that the Sellers shall have no Liability of any kind or nature in the event that the Buyer fails to or determines not to execute or enter into a renewal of any contract set forth on Schedule 6.19 unless such failure directly results from the Sellers’ breach of its obligations to provide reasonable assistance to the Buyer. To the extent that the Sellers failed to include on Schedule 2.2(d) any Contracts with a customer of the Sellers for the sale of TheraGenesis Products and TheraSkin Products that were in force as of the date of this Agreement, Sellers shall, as, if and when requested by Buyer, assign such Contracts to Buyer subject to the representations and warranties of Sellers hereunder as if such Contract were a Transferred Contract at Closing and shall use commercially reasonable efforts to obtain any consents required in order to effect such assignment in accordance with Section 6.12.

ARTICLE VII

CONDITIONS TO CLOSING

7.1    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the satisfaction or waiver (if permitted by applicable Law), prior to or at the Closing, of each of the following express conditions precedent:

(a)    No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Acquired Assets, and there shall be no proceeding pending by any Governmental Entity seeking such a Governmental Order; provided that prior to invoking this condition, the party invoking this condition shall have complied with its obligations under Section 6.4.

7.2    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Sellers in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b)    Performance of Covenants. The Sellers shall have performed or complied with, in all material respects, all of the covenants and obligations required to be performed or complied with by the Sellers under this Agreement prior to or at the Closing, including the deliverable of the Sellers pursuant to Section 3.3(d); provided, that, with respect to covenants and obligations that are qualified by materiality, Sellers shall have performed such covenants and conditions, as so qualified, in all respects.

(c)    No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

(d)    Transaction Agreements. The Sellers shall have executed and delivered or caused to be executed and delivered to the Buyer the Transaction Agreements.

7.3    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Buyer in ARTICLE V of this Agreement shall be true and correct in all respects (without giving effect to any materiality or material adverse effect or similar qualifications contained in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(b)    Performance of Covenants. The Buyer shall have performed or complied with, in all material respects, all of the covenants and obligations required to be performed or complied with by it under this Agreement prior to or at the Closing; provided, that, with respect to covenants and obligations that are qualified by materiality, Buyer shall have performed such covenants and conditions, as so qualified, in all respects.

(c)    Transaction Agreements. The Buyer shall have executed and delivered or caused to be executed and delivered to the Sellers the Transaction Agreements.

7.4    Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s or its Affiliates’ failure to act in good faith or to use its commercially reasonable efforts or otherwise take the actions required of any such Person to cause the Closing to occur, as required by Section 6.4.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1    Survival. The representations and warranties of the parties (other than the Fundamental Representations) contained in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the Fundamental Representations shall survive for a period of six (6) years following the Closing Date; (b) the representations and warranties set forth in Section 4.8 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations; and (c) Section 4.14 (Employee Benefit Matters) shall survive until the date that is three (3) years following the Closing Date. Each of the covenants and agreements set forth in this Agreement shall survive the Closing Date in accordance with their terms; provided, however, that to the extent no term is specified, such covenants shall survive for the applicable statute of limitations. If any party hereto asserts a valid claim for indemnification, in good faith, prior to the expiration of the applicable survival period for any breach thereof, such claims shall survive until finally resolved.

8.2    Indemnification by the Sellers. Subject to the provisions of this ARTICLE VIII, the Sellers shall (jointly and severally) indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of or relating to:

(a)    any inaccuracy or breach of any representation or warranty of the Sellers contained in ARTICLE IV or in any certificate delivered in accordance herewith;

(b)    any breach of any covenant or agreement of the Sellers contained in this Agreement, Bill of Sale and Assignment and Assumption Agreement or the IP Assignment Agreement; and

(c)    Excluded Liabilities.

8.3    Indemnification by the Buyer. Subject to the provisions of this ARTICLE VIII, the Buyer shall indemnify, defend and hold harmless the Sellers, their respective Affiliates and their respective officers, directors, employees, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties, to the extent arising out of or relating to:

(a)    any inaccuracy or breach of any representation or warranty of the Buyer contained in ARTICLE V or in any certificate delivered in accordance herewith;

(b)    any breach of any covenant or agreement of the Buyer contained in this Agreement or in any certificate or instrument delivered in accordance herewith;

(c)    any Third Party Claim arising solely out of the ownership or operation of the Acquired Assets, or the conduct or operation of the Business by the Buyer after the Closing, excluding any such claim which constitutes an Excluded Liabilities or any such claim resulting from or arising out of facts or circumstances that constitute a breach by Sellers of any representation or warranty herein (notwithstanding any limitations on survivability of any such representation or warranty), including, Taxes relating to the operation of the Business or the ownership of the Acquired Assets for any Post-Closing Period, and with respect to any Straddle Period, the portion of such Straddle Period for the period beginning on the date after the Closing Date (determined pursuant to Section 6.10(b)); and

(d)    any Assumed Liabilities.

8.4    Limitation on Indemnification Obligations.

(a)    Except in the case of Fraud or with respect to breaches of the Fundamental Representations, the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall not be entitled to indemnification for any Losses pursuant to Section 8.2(a) or Section 8.3(a), as applicable, until the aggregate amount of the Buyer Indemnified Parties’ or the Seller Indemnified Parties’, as applicable, Losses exceeds an amount equal to $200,000 (the “Basket”), in which case the Sellers will only be liable for such Losses that exceed the Basket and up to any cap applicable to such Loss in accordance with Section 8.4(b) and Section 8.4(c).

(b)    Except in the case of Fraud or with respect to breaches of the Fundamental Representations, in no event shall the cumulative indemnification obligations of the Sellers pursuant to Section 8.2(a) or the Buyer pursuant to Section 8.3(a), as applicable, in the aggregate exceed an amount equal to $5,000,000.

(c)    Except in the case of Fraud (i) the Sellers shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 8.2(a) to the extent that the aggregate amount of such Losses exceeds the Aggregate Purchase Price actually received by the Sellers and (ii) the Buyer shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 8.3(a) to the extent that the aggregate amount of such Losses exceeds the Aggregate Purchase Price actually paid by the Buyer.

(d)    No Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) shall be entitled to recover any Loss to the extent that the amount of such Loss has been expressly included in the calculation of the Final Working Capital.

(e)    Each of the Buyer and the Sellers shall take, and shall each cause the other Buyer Indemnified Parties and Seller Indemnified Parties, as applicable, to take, all reasonable steps to mitigate any Losses upon becoming actually aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Losses, including, incurring indemnifiable costs to the extent necessary or reasonably required to appropriately remedy the breach that gives rise to such Losses, or seeking to recover any Losses from applicable insurance policies or third parties. If any Indemnified Party recovers any amounts in respect of Losses from any third party at any time after any party or parties liable for such indemnification (the “Indemnifying Party”) has paid all or a portion of such Losses to the Indemnified Party pursuant to the provisions of this ARTICLE VIII, and such Indemnified Party has therefore recovered from the Indemnifying Party and any relevant third party an amount which is greater than the Losses suffered or incurred by the Indemnifying Party (such amount, net of any costs incurred in effecting such recovery, including reasonable attorneys’ fees and expenses, being an “Excess Recovery”), then the Indemnified Party shall repay to the Indemnifying Party an amount (in aggregate) equal to the lesser of (i) the Excess Recovery; and (ii) the amount the Indemnifying Party has paid to the Indemnified Party in respect of the relevant Losses.

(f)    Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable to any Indemnified Party for any punitive, incidental, special or exemplary damages except to the extent awarded to a thirty party in connection with a Third Party Claim subject to indemnification hereunder. Any indemnification payment payable by the Sellers pursuant to this ARTICLE VIII is subject to setoff by the Sellers in the event any amount is due and owing to the Sellers pursuant to ARTICLE VIII at the time payment of such indemnification payment becomes payable pursuant to this ARTICLE VIII.

(g)    All indemnification payments made pursuant to this ARTICLE VIII will be treated as an adjustment to the Total Tax Consideration for all Tax purposes unless otherwise required by applicable Law.

8.5    Indemnification Claim Process for Third Party Claims.

(a)    If any Indemnified Party receives notice of the assertion of any claim for Losses or the commencement of any Action by a third party with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), notice thereof (a “Third Party Claim Notice”) shall promptly be given to the Indemnifying Party. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced or damaged in any manner by such delay. After receipt of a Third Party Claim Notice, if the Indemnifying Party produces a notice of election within thirty (30) days of receiving the Third Party Claim Notice, acknowledges in writing its liability to fully indemnify the Indemnified Party with respect to such Third Party Claim, and thereafter diligently prosecutes the defense of such claim, the Indemnifying Party shall have the right, but not the obligation to (i) take control of the defense and investigation of such Third Party Claim, (ii) employ and engage attorneys of its own choice to handle and defend the same, and (iii) compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed); provided, that such consent will not be required if such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full. Notwithstanding the foregoing, the Indemnifying Party will not have the right to assume the defense of a Third Party Claim if (A) Indemnified Party has received written advice from outside counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim or (B) such Third Party Claim seeks a finding or admission of a violation of any criminal Law by the Indemnified Party.

(b)    In the event that the Indemnifying Party defends the Indemnified Party against a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, including, if appropriate and related to such Third Party Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Party. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in the Third Party Claim; provided, however, that (i) the Indemnifying Party shall control the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and any settlement thereof and (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party.

(c)    Notwithstanding anything to the contrary herein, if the Indemnifying Party does not assume such defense and investigation or thereafter fails to diligently prosecute the defense of the Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); provided, however, that the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense. If the Indemnified Party assumes the defense of any such Third Party Claim in accordance with the terms hereof and proposes to settle such Third Party Claim prior to a final judgment thereon, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnified Party may not settle such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that such consent will not be required if such settlement (A) does not involve monetary damages (or provides solely for payment of monetary damages for which the Indemnifying Party will be indemnified in full), (B) does not create a financial or other obligation on the part of the Indemnifying Party, (C) does not result in the admission or finding of a violation by the Indemnifying Party or its Affiliates, (D) would not restrict future activities of the Indemnifying Party or its Affiliates, and (E) includes an unconditional release of the Indemnifying Party from all liabilities and obligations in connection with such Third Party Claim.

(d)    The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

8.6    Indemnification Claim Process for Non-Third Party Claims. No claim other than a Third Party Claim shall be brought under Section 8.2 unless the Buyer Indemnified Parties (or any of them), or under Section 8.3 unless the Seller Indemnified Parties (or any of them), as applicable, at any time prior to the expiration of the applicable survival period, give the applicable Indemnifying Party prompt written notice, but in no event more than thirty (30) days following such Indemnified Party’s knowledge of such claim, stating the nature and basis of such claim, and its good faith calculation of the amount or estimated amount of such Losses (a “Direct Claim Notice”), which such Direct Claim Notice shall also (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement and (ii) the date such item was paid or accrued; provided, however, that no delay on the part of the Indemnified Parties in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced or damaged in any manner by such delay. The Indemnifying Party shall have thirty (30) days after its receipt of a Direct Claim Notice to respond in writing to such Direct Claim Notice. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to such claim and shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party and its Representatives may reasonably request; provided, however, that (A) any such access shall be conducted in a manner not to unreasonably interfere (to the extent possible) with the businesses or operations of the Indemnified Party and its Affiliates, and (B) the Indemnified Party and its Affiliates and their Representatives shall not be required to provide any (1) access or information that would result in violation of any applicable Laws, or (2) information the disclosure of which, in the opinion of counsel, would jeopardize any applicable privilege (including attorney-client privilege) applicable to the Indemnified Party or its Affiliates. If the applicable Indemnifying Party notifies the Indemnified Party that they do not dispute the claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 8.2 or Section 8.3 as applicable. If the Indemnifying Party rejects such claim or fails to respond during such thirty (30) day period (in which case the Indemnifying Party shall be deemed to have rejected such claim) the parties shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the parties cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.

8.7    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, except (a) in the case where a party seeks to obtain specific performance, injunctive relief or other equitable relief, (b) for the purchase price adjustment procedures set forth in Section 2.6(c) and Section 2.9(c), or (c) in the case of Fraud, the rights of the parties to indemnification pursuant to the provisions of this ARTICLE VIII shall be the sole and exclusive remedy for the parties hereto against the Sellers, their respective Affiliates and any of their respective Representatives with respect to (i) any matter set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, or (ii) any other matter relating to the Sellers or the operation of the Business prior to the Closing or any other transaction or state of facts relating to the Sellers or the Business prior to the Closing, in each case, whether based in contract or tort, whether at Law or in equity, or otherwise.

8.8    Payments. The Indemnifying Party shall pay or cause to be paid to the Indemnified Party any Losses subject to indemnification hereunder, subject in each case to the limitations set forth in this ARTICLE VIII, within five (5) Business Days following the determination in accordance with this ARTICLE VIII that such payment is due to such Indemnified Party.

8.9    Materiality. For the purposes of determining (a) whether any breach of any representation or warranty contained in this Agreement has occurred and (b) the amount of Loss resulting from any such breach, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality (other than specific monetary thresholds) contained in any such representation or warranty.

ARTICLE IX

TERMINATION

9.1    Termination of Agreement.

(a)    This Agreement may be terminated:

(i)    at any time prior to the Closing Date by mutual written consent of the Buyer and the Sellers;

(ii)    by either the Buyer, on the one hand, or the Sellers, on the other hand, by written notice to the other, if any event, fact or condition (including a breach of a representation and warranty by the non-terminating party) occurs or exists which otherwise makes a condition precedent to the terminating party’s obligations to consummate the transactions contemplated by this Agreement not capable of being satisfied, and such event, fact or condition, if of a type that can be cured, shall not have been cured by the non-terminating parties within ten (10) days of notice thereof from the terminating party, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants in this Agreement to be performed or complied with by such party prior to the Closing; or

(iii)    by either the Buyer, on the one hand, or the Sellers, on the other hand, in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Acquired Assets to the Buyer.

(b)    Notwithstanding the terms of the Confidentiality Agreement, upon any such termination by the Buyer or the Sellers, the Buyer shall destroy or return to the Sellers all documents and other materials received from the Sellers, their Affiliates or Representatives, whether so obtained before or after the date hereof; provided, however, that Buyer may retain copies of Business Confidential Information that are stored on Buyer’s IT backup and disaster recovery systems until the ordinary course deletion thereof. Buyer shall continue to be bound by the terms and conditions of this Agreement with respect to such retained confidential information. Upon any such termination, all Business Confidential Information received by the Buyer (and its Affiliates and Representatives) with respect to the Business shall be kept confidential, which obligation of confidentiality shall remain in full force and effect for two (2) years thereafter notwithstanding the termination of this Agreement.

9.2    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions the last sentence of Section 6.3, this ARTICLE IX and ARTICLE X. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement prior to termination. For avoidance of doubt, such phrase “willful breach” shall be interpreted to mean that the “willfully breaching” party acted purposely with the conscious object of breaching this Agreement. In the event this Agreement is terminated as a result of the willful breach of a party and the other party pursues any Action as a result of such willful breach, the prevailing party in such Action shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including such reasonable fees and expenses of attorneys incurred by the prevailing party.

ARTICLE X

MISCELLANEOUS

10.1    Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by the Buyer and the Sellers. Any purported assignment made in violation of this Section 10.1 shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

10.2    Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.

10.3    Consent to Jurisdiction. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware), or, if subject matter jurisdiction shall be appropriate, the federal courts situated in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Action, and irrevocably submits to the exclusive jurisdiction of any such court in any such Action.

10.4    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.5    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by facsimile with receipt confirmed, (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated, or (d) as of the date received for electronic mail sent before 5:00 p.m. Eastern Time with confirmation of receipt, and (e) on the day following receipt for electronic mail sent after 5:00 p.m. Eastern Time with confirmation of receipt:

If to the Sellers:

Bioventus LLC

4721 Emperor Blvd, Suite 100

Durham, North Carolina 27703

Attention: Tony Bihl

Email: tony.bihl@bioventus.com

with a copy (which shall not constitute notice) to:

Bioventus Inc.

4721 Emperor Boulevard, Suite 100

Durham, North Carolina 27703

Attention: Anthony D’Adamio

Email: tony.dadamio@bioventus.com

and

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022

Attention: Mark G. Pedretti and Seth R. Merl

Email: MPedretti@ReedSmith.com and SMerl@ReedSmith.com

If to the Buyer:

LifeNet Health

1864 Concert Dr.

Virginia Beach, VA 23453

Attention: Phil Jones, Chief Financial Officer

Email: john_jones@lifenethealth.org

with a copy (which alone shall not constitute notice) to:

LifeNet Health

1864 Concert Dr.

Virginia Beach, VA 23453

Attention: Office of Legal Counsel

Email: samuel_hawley@lifenethealth.org

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.

10.6    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

10.7    Fees and Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the party incurring such costs and expenses.

10.8    Entire Agreement. This Agreement (including the Exhibits attached hereto, the Disclosure Schedules and the other Schedules to this Agreement), the Confidentiality Agreement, and the other Transaction Agreements contemplated hereby, contain all of the terms, conditions agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

10.9    Exhibits and Schedules.

(a)    The Disclosure Schedules, the other Schedules to this Agreement and the Exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

(b)    Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules hereto shall not (i) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the ordinary course of business, (iii) constitute or be deemed or interpreted to expand the scope of the Sellers’ representations and warranties, obligations, covenants, conditions or agreements contained herein, (iv) constitute, or be deemed to constitute, an admission of Liability or obligation regarding such matter, (v) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, or (vi) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. Except as set forth in this Agreement, no reference in the Disclosure Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.

10.10    Waiver and Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Buyer and the Sellers. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.11    Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, email, or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12    Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

10.13    Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.14    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed the day and year first above written.

THE BUYER

LIFENET HEALTH

By:	/s/ John Philip Jones
Name:	John Philip Jones
Title:	Chief Financial Officer

THE SELLERS

MISONIX, LLC

By:	/s/ Anthony D’Adamio
Name:	Anthony D’Adamio
Title:	Secretary

SOLSYS MEDICAL, LLC

By:	/s/ Anthony D’Adamio
Name:	Anthony D’Adamio
Title:	Secretary

BIOVENTUS LLC

By:	/s/ Anthony P. Bihl, III
Name:	Anthony P. Bihl, III
Title:	Interim Chief Executive Officer

ANNEX I

Balance Sheet Rules and Working Capital Illustrative Example

(See attached.)

EXHIBIT A

Form of Assignment and Assumption Agreement

(See attached.)

EXHIBIT B

Form of IP Assignment Agreement

(See attached.)

EXHIBIT C

Form of Termination Agreement

(See attached.)

EXHIBIT D

Form of Sales Agent Agreement

(See attached.)

EXHIBIT E

Form of Transition Services Agreement

(See attached.)

EXHIBIT F

Form of Offer Letter

(See attached.)